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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

E*TRADE Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

to Be Held May 28, 2009

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of E*TRADE Financial Corporation (“E*TRADE” or the “Company”), which will be held at the Ritz-Carlton Hotel, 1250 South Hayes Street, Arlington, Virginia 22202, at 10:00 a.m. local time, for the following purposes:

1.	To elect four directors to the Board of Directors;

2.	To increase the shares authorized to the Company’s 2005 Equity Incentive Plan by 30 million shares and to re-approve performance criteria stated in the plan;

3.	To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for 2009;

4.	To consider and vote upon a shareholder proposal; and

5.	To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 20, 2009 as the record date for determining those shareholders entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

All shareholders of record on April 20, 2009 are invited to attend the Annual Meeting. No ticket is required for admission. For security purposes, however, to gain admission to the Annual Meeting, you will be required to present identification containing a photograph and some indication that you are a shareholder. Packages and bags may be inspected and they may have to be checked at the door. In addition, other security measures may be used for the security of those attending the meeting. Please plan accordingly.

Representation of at least a majority of all outstanding shares of Common Stock is required to constitute a quorum. For that reason, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card. We encourage you to vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account and you did not elect to receive the materials through the Internet, you may still be eligible to vote your shares electronically. Your proxy may be revoked at any time prior to the time that the polls close and the vote is tallied.

All shareholders of record are invited to attend the meeting. Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,

Donald H. Layton

Chairman of the Board

April 27, 2009

New York, New York

Shareholders Should Read the Entire Proxy Statement Carefully

Prior to Returning Their Proxy Cards

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS OF E*TRADE FINANCIAL CORPORATION

To Be Held May 28, 2009

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of E*TRADE Financial Corporation (“E*TRADE” or the “Company” or “us” or “we”) of proxies to be voted at the Annual Meeting of Shareholders, which will be held at the Ritz-Carlton Hotel, 1250 South Hayes Street, Arlington, Virginia 22202, on May 28, 2009 at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the proxy card are expected to be mailed to shareholders on or about April 27, 2009. The principal executive offices of E*TRADE are located at 135 E. 57th St., New York, New York 10022.

VOTING PROCEDURES—QUESTIONS AND ANSWERS

Who may vote and how many votes do I have?

Common and preferred shareholders of record at the close of business on April 20, 2009 (the “Record Date”) may vote. On that date there were 572,104,354 outstanding shares of our Common Stock, $0.01 par value per share (the “Common Stock”).

All of the shares of the Company’s Common Stock are entitled to vote at the Annual Meeting. Shareholders of record will have one vote for each share they hold on the matters to be voted on.

How do proxies work?

The Board of Directors is asking for your proxy. By giving the persons named your proxy, you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees and you may choose to vote your shares or to withhold your shares with respect to the other matter we are submitting to a vote of our shareholders. If you sign and return the enclosed proxy card, but do not specify how to vote, the persons named as proxies will vote your shares FOR the election of directors as described in “Proposal 1—Election of Directors;” FOR the increase in the number of shares authorized to the Company’s 2005 Equity Incentive Plan as described in “Proposal 2—Increase in Authorized Shares to the 2005 Equity Incentive Plan;” FOR ratification of the selection of accountants as described in “Proposal 3—Ratification of Selection of Independent Public Accountants;” and AGAINST “Proposal 4—Shareholder Proposal.”

How do I vote?

You may vote in person by attending the meeting or by proxy. If you are a shareholder of record, you may vote by proxy through the Internet, by telephone or by mail. You may follow the instructions on the proxy card or the instructions below for voting by one of these methods.

To vote through the Internet, please visit www.ProxyVote.com before 11:59 p.m. ET on May 27, 2009. The Internet voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If you would like to receive future shareholder materials electronically, please enroll after you complete your voting process on www.ProxyVote.com.

Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held in “street name” by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. If you hold shares through someone else, such as a bank or broker, you may also receive material from them asking how you want to vote. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible.

Can I change my vote?

You can revoke your proxy before the time of voting at the meeting in several ways (the revocation has to be received before the meeting to be counted):

•	by mailing a revised proxy dated later than the prior proxy

•	by voting again at the Internet Web site

•

by notifying our Corporate Secretary in writing that you are revoking your proxy. Our Corporate Secretary may be reached at our principal corporate offices located at 135 E. 57th St., New York, New York 10022.

You can also revoke your proxy by voting in person at the meeting.

Who can attend the annual meeting?

Only shareholders of record on April 20, 2009 or their duly appointed proxies and our guests may attend the meeting. Please bring some proof of share ownership with you to the meeting. A bank or brokerage account statement showing you owned Common Stock on April 20, 2009 is acceptable proof.

What constitutes a “quorum” for the meeting?

A quorum is necessary to conduct business at the meeting. A quorum requires the presence of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You will be counted toward the quorum requirement if you have voted by proxy.

Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results, and are excluded from the calculation of votes cast with respect to a director’s election under our majority voting policy, described below. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How many votes are needed?

For each director seat up for election, the nominee receiving the most votes will be elected. If two or more individuals were nominated for the same seat, the nominee with the most votes would be elected. Under our majority voting policy, in an uncontested election, each nominee shall be elected to the Board of Directors by a majority of the votes cast with respect to the director’s election (that is, the votes “for” a director’s election must exceed 50 percent of the votes cast with respect to that director’s election.) Please see “Proposal 1—Election of Directors—Board Meetings and Committees—Majority Voting Policy” below for further details.

Broadridge Financial Solutions, Inc., our independent proxy tabulator, will count the votes and act as the inspector of election for the meeting.

Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. We retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist with the solicitation for an estimated fee of $17,500 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes. In addition to solicitation by mail, proxies may be solicited personally or by telephone or electronic media by our regular employees.

PROPOSAL 1

ELECTION OF DIRECTORS

Four directors are currently standing for election or re-election to the Company’s Board of Directors (the “Board”). The members of the Board are grouped into three classes. One class is elected at each Annual Meeting of Shareholders, to hold office for a term beginning on the date of the election and ending on the date of the third Annual Meeting of Shareholders following the beginning of the term.

The nominees for the Board are set forth below. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for director listed below. In the event that any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies they receive for the nominees listed below. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director.

Nominees to Board of Directors

Name	Principal Occupation	Director Since	If Elected, Class and Year of Annual Shareholder Meeting At Which Director Will Next Stand for Election	Age
Michael K. Parks	Managing Director, Leveraged Finance Group, Trust Company of the West	2003	Class III 2012	49
Lewis E. Randall	Private Investor	1982	Class III 2012	67
Joseph L. Sclafani	Retired Banking Executive	2008	Class III 2012	59
Stephen H. Willard	Chief Executive Officer, Flamel Technologies S.A.	2005	Class III 2012	48

Michael K. Parks has been a director of the Company since April 2003. Mr. Parks is a Managing Director, Leveraged Finance Group, of Trust Company of the West. From 1993 to 2000, he held various executive level positions at Aurora National Life Assurance Company (“Aurora”), a privately owned life insurance company, holding the positions of Chief Executive Officer, President and Chief Investment Officer from 1996 to 2000. From 1981 to 1992, he held various positions at Salomon Brothers Inc., including the position of Director, Financial Buyers/Leveraged Finance from 1990 to 1992. Mr. Parks also serves as a director of El Paso Electric Company, a publicly traded company; and Aurora. He received a bachelor of arts degree from Haverford College. Mr. Parks is Chair of the Audit Committee, where he is designated an audit committee financial expert, and a member of the Compensation Committee and the Finance and Risk Oversight Committee.

Lewis E. Randall has been a director of the Company since 1982. Mr. Randall is a private investor with significant prior management and director experience in the technology industry. Since 2002, he has been a director of the Cato Institute in Washington, D.C. Mr. Randall received a bachelor of arts degree from Harvard University. Mr. Randall is a member of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.

Joseph L. Sclafani has been a director of the Company since June 2008. Mr. Sclafani is former Executive Vice President and Controller, JPMorgan Chase & Co. His 38 years of experience include 27 years at JPMorgan Chase & Co. and its predecessors, serving most recently as Corporate Controller responsible for corporate financial operations, regulatory reporting, financial accounting and reporting and accounting policies. Mr. Sclafani also spent 11 years at KPMG as a certified public accountant. He earned a BA from St. Francis College in Brooklyn and completed post-graduate studies in finance at Bernard Baruch. Mr. Sclafani is a member of the Company’s Finance and Risk Oversight Committee and the Audit Committee, where he is designated an audit committee financial expert.

Stephen H. Willard has been a director of the Company since April 2005. Mr. Willard is the Chief Executive Officer of Flamel Technologies S.A. (“Flamel Technologies”), a biopharmaceutical company. Mr. Willard previously served as Associate Director of Resolutions of the Federal Deposit Insurance Corporation (“FDIC”), where he was responsible for management and resolution of troubled banks with assets in excess of $1 billion. He has also worked as an investment banker and as an attorney in private practice. Mr. Willard serves on the board of directors of Flamel Technologies. From June 2000 until joining the Company’s Board, Mr. Willard served as an independent member of the board of directors of ETB Holdings, Inc. and E*TRADE Bank. Mr. Willard received a bachelor of arts degree from Williams College and a juris doctorate from Yale Law School. Mr. Willard is a member of the Audit Committee, where he is designated an audit committee financial expert, and the Nominating and Corporate Governance Committee.

Directors Not Standing for Election

The members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Principal Occupation	Director Since	Class and Year of Annual Shareholder Meeting at Which Term Will Expire	Age
Robert A. Druskin	Retired Banking Executive	2008	Class I 2011	61
Ronald D. Fisher	Vice-Chairman, SOFTBANK Holdings, Inc.	2000	Class II 2010	61
George A. Hayter	Partner, George Hayter Associates	1995	Class II 2010	70
Frederick W. Kanner	Partner, Dewey & LeBeouf, LLP	2008	Class I 2011	65
Donald H. Layton	Chairman and Chief Executive Officer, E*TRADE Financial Corporation	2007	Class I 2011	58
C. Cathleen Raffaeli	Managing Partner, The Hamilton White Group, LLC	2003	Class I 2011	52
Donna L. Weaver	Chairman, MxSecure, Inc.	2003	Class II 2010	65

Robert A. Druskin has been a director of the Company since February 2008. Mr. Druskin is former Chief Operating Officer of Citigroup and was a member of the Office of the Chairman. He joined Smith Barney (now a division of Citigroup) in 1991 as Chief Administrative Officer, later taking on the role of head of Asset Management and the Futures Division before returning to the role of CAO. In 2000, Mr. Druskin became Chief Operations and Technology Officer for Citi. He later became the President and Chief Operating Officer, then CEO, of Citi Markets & Banking. In December 2006, he was named Chief Operating Officer of Citigroup. He is on the boards of Affiliated Computer Services and United Negro College Fund, and is a Trustee of Rutgers University where he earned his BA. Mr. Druskin is Chair of the Finance and Risk Oversight Committee and a member of the Compensation Committee.

Ronald D. Fisher has been a director of the Company since October 2000. Mr. Fisher is Vice-Chairman of SOFTBANK Holdings, Inc. (“SOFTBANK”), where he oversees all of SOFTBANK’s activities outside of Asia, and a managing partner of SOFTBANK Capital. He joined SOFTBANK in October of 1995. Mr. Fisher serves as a director of SOFTBANK Corporation, Japan and GSI Commerce, a publicly-traded developer and operator of e-commerce businesses. Mr. Fisher received a bachelor of commerce degree from the University of Witwatersrand, South Africa and master of business administration from Columbia University. Mr. Fisher is Chair of the Compensation Committee.

George A. Hayter has been a director of the Company since December 1995, and served as Chairman of the Board from 2003 through 2007. Mr. Hayter has been a partner of George Hayter Associates, a consulting firm, since 1990, providing guidance to emerging stock exchanges. From 1976 to 1990, he served with the London Stock Exchange, with responsibility for information and trading systems. He received a master of arts in natural sciences from Queens’ College, Cambridge, England. Mr. Hayter is a member of the Compensation Committee.

Frederick W. Kanner has been a director of the Company since April 2008. Mr. Kanner is a partner at the law firm of Dewey & LeBoeuf LLP in New York City, focusing on mergers and acquisitions, capital markets financings and corporate governance. He has served as Chairman of the firm’s Corporate Finance Group for more than 15 years and as a member of its Management Committee for 20 years. He is a member of the board of directors of National Benefit Life Insurance Company, where he serves as Chairman of the Audit Committee, and the Lawyers’ Committee for Civil Rights Under Law. Mr. Kanner received a bachelor of arts degree in economics from the University of Virginia and a juris doctorate from the Georgetown University Law Center. Mr. Kanner is a member of the Finance and Risk Oversight Committee and the Nominating and Corporate Governance Committee.

Donald H. Layton formerly a special advisor to the Company’s Board of Directors, has been a director and Chairman of the Board of the Company since November 2007. Mr. Layton became Chief Executive Officer of the Company on March 2, 2008. He retired in 2004 after 29 years at JP Morgan Chase and its predecessors, serving most recently as Vice Chairman, and as a member of its three-person Office of the Chairman and its Executive Committee. Mr. Layton also serves as a director of Assured Guaranty Ltd, a leading provider of financial guaranty and credit enhancement products to investors, financial institutions and other participants in the global capital markets. He also is a Senior Advisor to The Securities Industry and Financial Markets Association, a member of the Federal Reserve Bank of New York’s International Capital Markets Advisory Committee and the Massachusetts Institute of Technology Visiting Committee for Economics. Mr. Layton received Bachelor of Science and Master of Science degrees in economics from Massachusetts Institute of Technology, and a Master of Business Administration degree from Harvard University. Mr. Layton is a member of the Finance and Risk Oversight Committee.

C. Cathleen Raffaeli has been a director of the Company since April 2003. Ms. Raffaeli is a managing partner of The Hamilton White Group, LLC, an advisory group providing support for strategic partnering, business development, and sales and marketing strategy to companies in financial services growth markets and online education. From 2004 through 2006, Ms. Raffaeli was the Chief Executive Officer and President of Cardean Learning Group (formerly Unext, Inc.), a privately held company that develops and delivers innovative online education using advances in cognitive science and technology. Prior to 2004, she was a managing partner of The Hamilton White Group, LLC, the position to which she returned in 2006. Ms. Raffaeli serves as a director of the Federal Home Loan Bank of New York. Ms. Raffaeli received a bachelor of science degree from the University of Baltimore and a master of business administration degree from New York University. Ms. Raffaeli is the Lead Director and a member of the Nominating and Corporate Governance Committee.

Donna L. Weaver has been a director of the Company since April 2003. Ms. Weaver is the Chairman of MxSecure, Inc., an internet based healthcare technology company. A Certified Management Accountant currently in “retired” status, Ms. Weaver received a bachelor of science degree from the University of Arizona and a master of science and management from the Stanford Graduate School of Business. Ms. Weaver has served on the boards of several public and private companies during her career. Ms. Weaver is Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of the Company (the “Board”) held a total of 34 meetings during 2008 and took no actions by written consent. Each current director attended at least 75% of the aggregate of the total number of meetings of (i) the Board and (ii) the committees of the Board on which he or she served. Our non-management directors meet in executive session without management; at a minimum, these executive sessions occur at each of the four regularly scheduled quarterly Board meetings. The Lead Director, Cathleen Raffaeli, leads these meetings. Communications to the Board, the Chairman of the Board, the non-management directors or any other director may be sent to: E*TRADE Financial Corporation, 135 E. 57th St., New York, New York 10022, Attention: Corporate Secretary. We do not have a formal policy regarding director attendance at our annual shareholder meeting, and seven of the ten then-current directors who served attended the 2008 Annual Meeting of Shareholders.

During 2008, the Board had an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee; effective May 16, 2008 the Board also had a Finance and Risk Oversight Committee. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee met the independence requirements of the NASDAQ Global Select Market (“NASDAQ”) and all members of the Finance and Risk Oversight Committee, with the exception of Mr. Layton, met these independence requirements. The charters of each of these committees, as well as our Code of Professional Conduct, Corporate Governance Guidelines and Related Person Transaction Policy and Procedures, are available on our website at www.etrade.com. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, 135 E. 57th St., New York, New York 10022, Attention: Corporate Secretary. We intend to post on our website any amendments to our Code of Professional Conduct, as well as any waivers from the Code of Professional Conduct for directors or executive officers (including our chief accounting officer and controller and anyone else performing similar functions) within five business days of the date of any amendment or waiver. The information on our website is not a part of this Proxy Statement. The committees of the Board, their members during 2008, their primary responsibilities and the number of times the committees met or took action by way of written consent during 2008 are described below.

Committee (1)	Members During 2008	Primary Responsibilities	Number of Meetings (including actions by written consent)
Audit Committee (2)	Michael Parks (Chair) Daryl Brewster (3) George Hayter (4) Lewis Randall Joseph Sclafani (5) Donna Weaver Stephen Willard	Reviews the results of the Company’s annual audits and quarterly reviews and meets with the Company’s independent accountants to review the Company’s internal controls and financial management practices. See the Audit Committee Charter attached as Appendix A hereto.	16 meetings and no actions by written consent

Committee (1)	Members During 2008	Primary Responsibilities	Number of Meetings (including actions by written consent)
Compensation Committee	Ronald Fisher (Chair) (6) Cathleen Raffaeli (7) Daryl Brewster (3) Robert Druskin (8) George Hayter (4) Michael Parks Lewis Randall (9) Stephen Willard (10)	Recommends to the Board of Directors the compensation arrangements for the Company’s senior executives and oversees administration of our benefit plans, including our equity incentive plans. This Committee also reviews the performance of the Chief Executive Officer and the members of the Company’s senior management team at least annually. As discussed in the Compensation Discussion and Analysis, this Committee retains an outside consultant.	9 meetings and 1 action by written consent

Nominating and Corporate Governance Committee	Donna Weaver (Chair) George Hayter (4) Frederick Kanner (11) Cathleen Raffaeli (7) Lewis Randall Stephen Willard	Oversees the Company’s corporate governance practices to ensure that the Board and the Company’s senior management teams act in conformity with the standards of good corporate governance. This Committee also leads any search for new board members. The Committee also leads the Board’s succession planning activities.	9 meetings and no actions by written consent

Committee (1)	Members During 2008	Primary Responsibilities	Number of Meetings (including actions by written consent)
Finance and Risk Oversight Committee (12)	Robert Druskin (Chair) Frederick Kanner Donald Layton Michael Parks Joseph Sclafani	Assists the Board and the Company’s senior management in overseeing the effective financial management of the Company and its subsidiaries; identifying, assessing and managing the Company’s risk; optimizing the financial risk and return for the Company; and evaluating matters relating to potential mergers, acquisitions, principal investments and/or dispositions of assets, as well as potential investments by third parties in the Company and/or its securities.	9 meetings and no actions by written consent.

(1)	Cathleen Raffaeli, the Lead Director, is invited to attend each Committee meeting in an ex officio role.

(2)	The Board has determined that each of Mr. Parks, Mr. Sclafani and Mr. Willard is an “audit committee financial expert” within the meaning of applicable regulations under the Securities Exchange Act. No member of the Audit Committee serves on the audit committee of more than one other public company.

(3)	Mr. Brewster’s term on the Board ended May 16, 2008; Mr. Brewster served on the Audit Committee and the Compensation Committee until the end of his term.

(4)	Mr. Hayter served as a member of the Audit, Compensation and Nominating and Corporate Governance Committees through May 16, 2008. As of May 16, 2008, Mr. Hayter served as a member of the Compensation Committee.

(5)	Mr. Sclafani joined the Board effective June 30, 2008. Mr. Sclafani has served as a member of the Audit Committee and the Finance and Risk Oversight Committee since joining the Board.

(6)	Mr. Fisher served as a member of the Compensation Committee throughout 2008, becoming Chair of the Committee as of May 16, 2008.

(7)	Ms. Raffaeli served as Chair of the Compensation Committee through May 16, 2008, after which time Ms. Raffaeli no longer served as a regular member of the Committee. Ms. Raffaeli became a regular member of the Nominating and Corporate Governance Committee as of May 16, 2008.

(8)	Mr. Druskin became a member of the Compensation Committee and the Chair of the Finance and Risk Oversight Committee as of May 16, 2008.

(9)	Mr. Randall became a member of the Compensation Committee as of May 16, 2008.

(10)	Mr. Willard served as a member of the Compensation Committee through May 16, 2008. Mr. Willard also served as a special member of the Finance and Risk Oversight Committee for certain meetings held in late 2008.

(11)	Mr. Kanner became a member of the Nominating and Corporate Governance Committee and the Finance and Risk Oversight Committee as of May 16, 2008.

(12)	The Finance and Risk Oversight Committee was established as of May 16, 2008.

Director Independence

The Board has adopted categorical standards to assist in its evaluation of the independence of directors. The categorical standards describe various types of relationships that could exist between a Board member and the Company and sets thresholds at which such relationships would be deemed to be material in the determination of a director’s independence. Although any director who meets the independence criteria of NASDAQ and the Board’s own categorical standards (as well as Rule 10A-3(b) of the Securities Exchange Act in the case of Audit Committee members) will be presumed to be independent, the Board may make a decision to the contrary based on its review of any other relevant factors. The Board’s categorical standards are as follows:

1. A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services is still presumed independent if such payments were less than the greater of 5% of such other entity’s gross consolidated revenues for such fiscal year and $200,000.

2. A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year is still presumed independent if the indebtedness is in an amount less than the greater of 5% of such other entity’s total consolidated assets at the end of such fiscal year and $200,000.

3. A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year is still presumed independent if the total billings for such services were less than the greater of 5% of the law firm’s gross revenues for such fiscal year and $200,000.

4. A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year is still presumed independent if the total compensation received for such services was less than the greater of 5% of the investment banking firm’s consolidated gross revenues for such fiscal year and $200,000.

After a review of all relevant factors and applying these categorical standards and the independence criteria of NASDAQ, the Board has determined that Mr. Druskin, Mr. Fisher, Mr. Hayter, Mr. Kanner, Mr. Parks, Ms. Raffaeli, Mr. Randall, Mr. Sclafani, Ms. Weaver and Mr. Willard are each independent. None of these individuals has any relationship with the Company other than being a director and shareholder. Mr. Layton, an employee of the Company, is not independent, and Mr. Layton does not serve on the Audit, Compensation or Nominating and Corporate Governance committees of the Board. As a result, the Board has also determined that each member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent.

Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee uses various methods to identify director nominees. The Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board and the particular needs of the Board, considering skill sets required and whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other parties.

There is not currently any active search being conducted. All candidates are evaluated based on a review of the individual’s qualifications, skills, independence and expertise, including the criteria included in our Corporate Governance Guidelines and the Board’s desire to draw on diverse perspectives and expertise in conducting its work.

Nominations by Shareholders

The Nominating and Corporate Governance Committee will consider director candidates submitted by any shareholder who has continuously held at least 5% of our voting securities (either directly or as part of a group) for at least one year and is not a competitor. Such recommendations must be mailed to: 135 E. 57th St., New York, New York, 10022, Attention: Corporate Secretary. Such recommendations should be accompanied by (i) evidence of the shareholder’s stock ownership over the last year, (ii) a statement that the shareholder is not a competitor of the Company, (iii) a resume and contact information for the director candidate, as well as a description of the candidate’s qualifications, and (iv) a statement whether the candidate has expressed interest in serving as a director. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by shareholders as it does for candidates proposed by other parties. The Nominating and Corporate Governance Committee will consider such candidacy and will advise the recommending shareholder of its final decision. Any stockholder nominee for the Board of Directors, at the request of the Board of Directors, must submit a statement that, if elected, the nominee intends to comply with the Company’s majority voting policy, described below.

Majority Voting Policy

In May 2008, our Board of Directors amended the Company’s Bylaws and revised our corporate governance guidelines to change the voting standard for the election of directors in uncontested elections from a plurality to a majority voting standard, subject to the rights of any series or class of stock to elect directors under specified circumstances, as set forth in the Company’s Certificate of Incorporation. Under our majority voting policy, in an uncontested election, each nominee shall be elected to the Board of Directors by the majority of the votes cast with respect to the director’s election (that is, the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election). Directors will continue to be elected by plurality vote in contested elections (that is, when the number of nominees for election exceeds the number of directors to be elected). Whether an election is contested or not is determined on the last day by which stockholders may submit notice to nominate a person for election as a director pursuant to the Company’s Certificate of Incorporation.

If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” However, under our Bylaws and corporate governance guidelines, each director must submit in an advance an irrevocable, contingent resignation to the Chair of the Nominating and Corporate Governance Committee that the Board of Directors may accept if the director fails to be elected by the majority of the votes cast with respect to the director’s election. In that situation, the Nominating and Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and submit its recommendation to the Board of Directors. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days following certification of the stockholder vote. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board of Directors expects that any director whose resignation becomes effective pursuant to this policy will excuse himself or herself from participating in the consideration of his or her resignation by either the Nominating and Corporate Governance Committee or the Board of Directors. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. In 2009, all nominees currently serve on the Board of Directors.

DIRECTOR COMPENSATION

Directors are compensated only through the payment of cash retainers and meeting fees, an annual grant of options to purchase 20,000 shares and an annual grant of restricted stock with a value on the date of grant equal to the Annual Board Retainer paid to the board member (i.e., $25,000 for all members). No additional or greater award is made to directors who serve as Lead Director or Committee chair.

Cash Compensation.

The cash fees paid to directors in 2008 were according to the following schedule:

Annual Board Retainer for All Board Members	$25,000
Additional Annual Retainer for Each Committee Chairperson	$10,000
Additional Annual Retainer for Service as Lead Director or Vice Chairman	$10,000
Each Board Meeting Attended or Action by Written Consent	$2,500
Each Committee Meeting Attended as Lead Director	$2,000
Each Committee Meeting Attended or Action by Written Consent as Committee Chairperson	$2,500
Each Committee Meeting Attended or Action by Written Consent as Committee Member	$2,000

Prior to March 2, 2008 the Board had a position of Vice Chairman. This position assisted the Chairman in the management of the business of the Board. The Vice Chairman received an additional annual retainer of $10,000 for service in this position. Effective March 2, 2008, the Board eliminated the Vice Chairman position and instituted a Lead Director position. The Lead Director is a member of the Nominating and Corporate Governance Committee and is invited to attend all meetings of the Board’s other Committees in an ex officio capacity. In addition to receiving the same compensation as regular members of the Board, the Lead Director receives an additional annual retainer of $10,000 (identical to that of a Committee chairperson) and receives $2,000 for each Committee meeting attended.

All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board. Directors do not participate in any other benefit plan (including pension or deferred compensation plan) or receive perquisites. Donald Layton has been employed by the Company since March 2, 2008. As an employee, Mr. Layton receives no additional compensation for services rendered as a director.

Equity Compensation

Each non-management director also receives stock options pursuant to the automatic option grant provisions of the Company’s shareholder-approved 2005 Equity Incentive Plan (the “2005 Plan”). On the date of each Annual Meeting of Shareholders, each non-management director who has been serving as a Board member for at least six months prior to the annual meeting automatically receives an option to purchase 20,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock on the date of grant (measured as the average of the high and low of the price of the Company’s common stock on the date of grant). Each automatic option grant has a term of 10 years, subject to earlier termination following the director’s cessation of Board service, and becomes vested and exercisable over two years in two equal annual installments. Each outstanding option vests immediately upon (i) certain changes in the ownership or control of the Company; or (ii) the death of the director while serving as a Board member.

In addition, on the date of each Annual Meeting of Shareholders, each non-management director receives a grant of restricted stock with a fair market value on the date of grant (measured as the average of the high and low of the price of the Company’s common stock on that date) equal to the amount of the Annual Board Retainer that he or she receives for work on the Board. The director’s right to retain these shares vests over two years in two equal annual installments. Each grant vests immediately upon (i) certain changes in the ownership or control of the Company, or (ii) the death of the director while serving as a Board member. No additional or greater restricted stock grants were made to any member for service as a Committee Chair or, in the case of Ms. Raffaeli, for service as Lead Director.

Mr. Sclafani joined the Board as of June 30, 2008. Given that Mr. Sclafani joined the Board so close in time following the 2008 Annual Meeting of Shareholders, the Board approved an award to Mr. Sclafani of 20,000 stock options, which otherwise had the same terms and conditions as those under the Automatic Option Grant Program. The Board also approved an award of restricted stock to Mr. Sclafani with a fair market value on the date of grant equal to the annual retainer.

Director Compensation Table

During 2008, each member of the Board of Directors received the following compensation:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (6)	Option Awards ($) (4) (5) (6)	Total ($) (7)
C. Cathleen Raffaeli	$179,000	$25,243	$128,200	$332,443
Robert A. Druskin	$137,500	$7,843	$14,918	$160,261
Ronald D. Fisher	$120,500	$25,243	$128,200	$273,943
George A. Hayter	$132,500	$60,042	$128,200	$320,742
Frederick W. Kanner	$102,500	$7,843	$14,918	$125,261
Michael A. Parks	$193,000	$25,243	$128,200	$346,443
Lewis E. Randall	$161,000	$25,243	$128,200	$314,443
Joseph L. Sclafani	$100,000	$6,301	$8,783	$115,084
Donna L. Weaver	$172,000	$25,243	$128,200	$325,443
Stephen H. Willard	$171,500	$25,243	$128,200	$324,943

Note that Mr. Layton’s compensation is reported in the Summary Compensation Table, below.

(1)	The cash fees set forth in this column are based on the compensation policy described above.

(2)	Amounts reported in this column constitute the compensation cost recognized in 2008 of all outstanding and unvested stock awards for the director, calculated in accordance with the Company’s valuation under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R), for purposes of its financial statement reporting. The valuation shown in this column is based on the grant date fair value of each award determined pursuant to FAS 123R. In addition to stock awards granted during 2008, this amount includes expense from stock awards granted during 2007 and 2006.

(3)	As discussed above, on May 16, 2008, the date of the 2008 Annual Meeting of Shareholders, each non-employee director received a stock award with a full grant date fair value equal to the Annual Board Retainer received by the director. Each director who served on the Board at that time, other than Mr. Layton, received a stock award of 5,741 shares with a full grant date fair value of $25,000. Mr. Sclafani received a similar stock award when he joined the Board on June 30, 2008. Mr. Sclafani received a stock award of 7,874 shares with a full grant date fair value of $25,000.

(4)	Amounts reported in this column constitute the compensation cost recognized in 2008 of all outstanding and unvested option awards for the director, calculated in accordance with the Company’s valuation methods under FAS 123R, for purposes of its financial statement reporting. In addition to the options granted during 2008, this amount includes expense from options granted during 2007 and 2006. The valuation shown in this column is based on the grant date fair value of each outstanding award for which expense was recognized in 2008, determined pursuant to FAS 123R, using a Black-Scholes pricing model with assumptions made as more fully described in Note 20 of the financial statement footnotes in the Company’s Form 10-K filed February 26, 2009.

(5)	As discussed above, on May 26, 2008, the date of the 2008 Annual Meeting of Shareholders, each director who served as a director at that time received a grant of 20,000 stock options. Mr. Sclafani received a grant of 20,000 stock options on June 30, 3008, the date he began service to the Board. Applying the valuation methodology utilized by the Company under FAS 123R, but eliminating from that calculation any estimate of forfeitures related to service-based vesting conditions, the full grant date fair value of the each of the awards made on May 16, 2008 is $47,564 and the full grant date fair value of the award to Mr. Sclafani on June 30, 2008 is $34,668.

(6)	As of December 31, 2008, Mr. Hayter held an aggregate of 7,349 unvested stock awards; each of Messrs. Fisher, Parks, Randall and Willard and Mmes. Raffaeli and Weaver held an aggregate of 6,277 unvested restricted stock awards; Mr. Sclafani held 7,874 unvested restricted stock awards; and Messrs. Druskin and Kanner held 5,741 unvested restricted stock awards. As of December 31, 2008, each of Messrs. Fisher, Parks, Randall and Willard and Mmes. Raffaeli and Weaver held an aggregate of 30,000 unvested stock options; and Messrs. Druskin, Kanner and Sclafani held an aggregate of 20,000 unvested stock options.

(7)	There are no compensation or benefit programs available for directors other than the cash fees, restricted stock awards and stock option awards described above. Consequently, the Company has not included columns in the Director Compensation Table for non-equity incentive plan compensation, change in pension value and non-qualified deferred compensation earnings or all other compensation, as the values for each of these items would be reported as zero.

Policy of Equity Ownership for Board of Directors

The Board of Directors believes that directors should hold meaningful equity ownership positions in the Company to help align the interests of directors with those of shareholders. Under our policy regarding equity ownership for non-employee directors, directors are expected to be beneficial owners of shares of the Company’s Common Stock, with a market value equivalent to at least two years’ annual retainer fees (not including any additional retainer for service as a Committee Chair or Lead Director), within two years of joining the Board. Until a director has met this equity ownership guideline, directors are expected to hold any stock acquired by exercise of stock option or vesting of restricted stock, net of the cost of acquisition and any tax obligation. Each of the Company’s non-employee directors is in compliance with the policy.

The Board of Directors unanimously recommends that shareholders vote FOR election of all of the above nominees as directors.

PROPOSAL 2

APPROVAL OF AMENDMENT TO 2005 EQUITY INCENTIVE PLAN

Stockholders are being asked to approve the addition of 30 million shares to our 2005 Equity Incentive Plan (the “2005 Plan”). Stockholders are also being asked to re-approve the performance criteria set forth in the 2005 Plan, as further described below.

We operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees of the highest caliber. The Board believes that we must offer a competitive equity incentive program if we are to successfully attract and retain the best possible candidates for positions of responsibility. The 2005 Plan provides the Board’s Compensation Committee with a range of incentive tools and sufficient flexibility to permit it to make the most effective use of the shares our stockholders authorize for incentive purposes.

The Board of Directors believes that the 2005 Plan serves a critical role in attracting and retaining the high caliber employees, directors and consultants essential to our success and in motivating these individuals to strive to meet our goals. Therefore, our Board urges you to vote to approve the proposed amendments to the 2005 Plan.

Summary of Proposal

Increase in Authorized Shares.

The Board originally adopted the 2005 Plan on April 15, 2005, and stockholders approved the plan on May 26, 2005. Shares issued under the 2005 Plan may be authorized but unissued or reacquired shares of our common stock. As of April 1, 2009, there were 1,256,455 shares available for new equity grants under the 2005 Plan. The table below under “Equity Compensation Plan Information” shows the number of equity awards outstanding at December 31, 2008. We are asking approval of the addition of 30 million shares to the 2005 Plan.

The 30 million shares requested represent 5.24% of our outstanding common shares as of April 20, 2009.

Section 162(m) Performance Criteria.

The 2005 Plan is designed to preserve our ability to deduct in full, for federal income tax purposes, the compensation recognized by certain executive officers in connection with certain awards granted under the 2005 Plan. Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid by a publicly held company to its chief executive officer or to any of its four other most highly compensated officers. However, compensation that is deemed to be “performance-based” under Section 162(m) is generally excluded from this limit. To enable compensation received in connection with stock options, stock appreciation rights, certain stock awards and restricted stock unit awards, performance share and performance unit awards, and certain other stock-based or cash-based awards granted under the 2005 Plan to qualify as “performance-based” within the meaning of Section 162(m), the stockholders previously approved certain material terms of the 2005 Plan and are being asked to re-approve the following menu of performance criteria that may be used by the Committee:

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revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; employee satisfaction; employee retention; balance of cash, cash equivalents and marketable securities; market share; daily average revenue trades; asset gathering metrics; number of customers; customer satisfaction; product development; completion of a joint venture or other corporate transaction; completion of identified special project(s); and overall effectiveness of management.

Summary of the 2005 Plan

The following summary of the 2005 Plan is qualified in its entirety by the specific language of the 2005 Plan. You may also request a copy of the Plan Document by writing to E*TRADE Financial Corporation, 135 E. 57th St., 31st Floor, New York, New York 10022, Attention: Corporate Secretary. The text of the Plan Document is also available on the website of the Securities and Exchange Commission at www.sec.gov. We believe the following features of the 2005 Plan are beneficial to us and our stockholders:

•	No discount options or SARs are permitted.

•	No direct or indirect repricings of options or SARs are permitted without stockholder approval.

•	Flexibility to offer different types of equity awards.

•	Ability to grant performance-based awards.

•	Fixed number of shares is available, meaning we will seek stockholder approval to add additional shares to the plan.

General. The purpose of the 2005 Plan is to advance our interests and those of our stockholders by providing a means through which we may attract and retain able employees, directors and consultants upon whom responsibility for our success rests and to provide them with an interest in our development and financial success that will encourage them to devote their best efforts to our business. These incentives may be provided under the 2005 Plan through the grant of stock options, stock appreciation rights, stock awards (stock purchase rights and stock bonuses), restricted stock units, performance shares, performance units, other stock-based awards and cash-based awards.

Share Accounting and Adjustments. If any award granted under the 2005 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase for not more than the participant’s original purchase price are forfeited or repurchased, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2005 Plan. Shares will not be treated as having been issued under the 2005 Plan and will therefore not reduce the number of shares available for grant to the extent an award other than an option or stock appreciation right is settled in cash. Shares withheld or reacquired in satisfaction of a tax withholding obligation will not again become available under the 2005 Plan. The number of shares available under the 2005 Plan will be reduced upon the exercise of a stock appreciation right by the gross number of shares for which the award is exercised. If shares are tendered in payment of the exercise price of an option, or the option is exercised by means of a net-exercise procedure, the number of shares available under the 2005 Plan will be reduced by the gross number of shares for which the option is exercised. The Compensation Committee of the Board of Directors, in its discretion and to prevent dilution or enlargement of participants’ rights under the 2005 Plan, will adjust the number of shares authorized under the 2005 Plan, the numerical limits on awards described below, the maximum numbers of shares for which non-employee director options may be granted and the number and kind of shares and exercise price subject to outstanding awards in the event of any change in our Common Stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than Common Stock (excluding normal cash dividends) that has a material effect on the fair market value of our Common Stock. In such circumstances, the Compensation Committee also has the discretion under the 2005 Plan to adjust the terms of outstanding awards as it deems appropriate. Without affecting the number of shares available for grant under the 2005 Plan, the Compensation Committee may authorize the issuance or assumption of benefits under the 2005 Plan in connection with any merger, consolidation or similar transaction on such terms and conditions as it deems appropriate.

Certain Award Limits. In addition to the limitation described above on the total number of shares of our Common Stock that will be authorized for issuance under the 2005 Plan, the 2005 Plan limits the numbers of shares that may be issued under each type of award, subject to adjustment as described under “Share Accounting and Adjustments” above. No more than 42,000,000 shares may be issued upon the exercise of incentive stock options granted under the 2005 Plan. No more than 40,000,000 shares in the aggregate may be issued pursuant to “full value awards,” which are stock purchase, stock bonus or other stock-based awards under which shares are acquired for less than their fair market value, restricted stock units and performance share awards granted under the 2005 Plan. In addition, no more than 5% of the maximum aggregate number of shares authorized under the 2005 Plan may be issued pursuant to such full value awards that provide for vesting more rapidly than over a period of three years if vesting is based upon continued service alone or that have a performance period of less than 12 months if vesting is based on the attainment of performance goals. To enable compensation in connection with certain types of awards to qualify as “performance-based” within the meaning of Section 162(m), the 2005 Plan establishes the following limits on the maximum aggregate number of shares or dollar amount for which any such award may be granted to an employee in any fiscal year for awards intended to qualify as performance-based:

•	Stock options and stock appreciation rights: No more than 1,500,000 shares.

•	Stock purchase rights, stock bonuses and restricted stock unit awards: No more than 1,500,000 shares.

•	Performance share and performance unit awards: No more than 1,500,000 shares, or $5,000,000, for each fiscal year contained in the performance period of the award.

•	Cash-based awards and other stock-based awards: No more than 1,500,000 shares or $5,000,000.

Administration. The 2005 Plan is administered by the Compensation Committee or another committee of the Board of Directors appointed to administer the 2005 Plan, or, in the absence of such a committee, by the Board. (For purposes of this summary, the term “Committee” refers to either such committee or the Board of Directors.) Subject to the provisions of the 2005 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Committee may, subject to limitations on the exercise of its discretion for awards intended to qualify as performance-based for purposes of Section 162(m), amend or cancel any award, waive any restrictions or conditions applicable to any award, and accelerate, extend or defer the vesting of any award. The Committee may delegate to one or more of its members or, to the extent permitted by applicable law, one or more officers the authority to grant awards under the 2005 Plan. All determinations of the Committee will be final and binding on all persons having an interest in the 2005 Plan or any award.

Prohibition of Option and SAR Repricing. The 2005 Plan has expressly provided that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price.

In April 2009, the 2005 Plan was amended to further provide that except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), we will not cancel outstanding Options or SARS in exchange for cash without stockholder approval.

Eligibility. Awards may be granted to our employees, consultants and directors and those of our affiliates. Incentive stock options may be granted only to employees.

Stock Options. The Committee may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonstatutory stock options or any combination of these. The Committee establishes the exercise price of options, provided that incentive and nonstatutory stock options must have an exercise price that is not less than the fair market value of a share of our Common Stock on the date of grant, except that options granted pursuant to an assumption or substitution of another option in a manner that would qualify under Section 424(a) of the Internal Revenue Code may have an exercise price less than such minimum price. Any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or of any parent or subsidiary must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant.

The 2005 Plan provides that the option exercise price may be paid in cash or its equivalent, by tender of shares of Common Stock owned by the participant having a fair market value not less than the exercise price, by means of a net-exercise procedure, by means of a broker-assisted cashless exercise or by other consideration (except not promissory notes) as approved by the Committee from time to time.

Options will become vested and exercisable at such times and subject to such conditions and restrictions as may be specified by the Committee. The maximum term of an option granted under the 2005 Plan is ten years, although the Committee may approve shorter maximum terms. Options will remain exercisable for the period of time following a participant’s termination of service as determined by the Committee and provided in the participant’s award agreement, but in no case may an option be exercised after the end of its maximum term. Options will become exercisable in full upon a participant’s death.

Stock Appreciation Rights. The Committee may grant stock appreciation rights either in tandem with a related option or independently of any option. A stock appreciation right is exercisable at the times and subject to the terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of a stock appreciation right may not be less than the fair market value of a share of our Common Stock on the date of grant. Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount (in cash or stock, as determined by the Committee) equal to the excess of the fair market value of the underlying shares of Common Stock as to which the right is exercised over the aggregate exercise price for such shares. The maximum term of any stock appreciation right granted under the 2005 Plan is ten years.

Stock Awards. The Committee may grant stock awards under the 2005 Plan either in the form of a stock purchase right, giving a participant an immediate right to purchase Common Stock, or in the form of a stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Committee determines the purchase price payable under stock purchase awards, which may be less than the then current fair market value of our Common Stock. Stock awards may be subject to vesting conditions based on service or the achievement of performance criteria, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Unless otherwise provided by the Committee, a participant will forfeit any shares of stock as to which vesting conditions have not been satisfied prior to the participant’s termination of service. Unless otherwise determined by the Committee, participants holding stock awards subject to vesting conditions will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units. The Committee may grant restricted stock units under the 2005 Plan, which represent rights to receive shares of our Common Stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to stock awards. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of Common Stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards. The Committee may grant performance awards (in the form of performance shares or units or cash-settled awards) subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. Performance awards will specify a predetermined amount that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and/or any affiliate of the Company, or any of their business units as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures:

revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; employee satisfaction; employee retention; balance of cash, cash equivalents and marketable securities; market share; daily average revenue trades; asset gathering metrics; number of customers; customer satisfaction; product development; completion of a joint venture or other corporate transaction; completion of identified special project(s); and overall effectiveness of management.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, may exclude the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award. Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide a participant awarded performance shares with dividend equivalent rights with respect to cash dividends paid on the Company’s Common Stock. The Committee may provide for performance award payments in a lump sum or installments pursuant to a schedule elected by the participant.

Deferred Compensation Awards. The 2005 Plan authorizes the Committee to establish a deferred compensation award program, but no such program has been approved to date. If and when implemented, participants designated by the Committee who are officers, directors or members of a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash, an award of a stock bonus or deferred stock units or in lieu of cash or shares of Common Stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance shares or performance unit awards, an award of deferred stock units.

Non-employee Director Awards. Only members of the Board of Directors who are not employees (a “non-employee director”) at the time of grant are eligible to participate in the non-employee director awards component of the 2005 Plan. The current amounts are described in this proxy under “Director Compensation”. A non-employee director option generally will remain exercisable for 12 months following the non-employee director’s termination of service for any reason, but no longer than 10 years from the original grant date. The vesting of non-employee director awards automatically will accelerate in full upon a change in control. All other terms and conditions of non-employee director options are substantially equivalent to those described above for options generally.

Cash-Based Awards and Other Stock-Based Awards. The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards.

Change in Control. In the event of a “change in control,” as such term is defined by the 2005 Plan, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue in effect any or all outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. Any options or stock appreciation rights which are not assumed or continued in connection with a change in control or exercised prior to the change in control will terminate effective as of the time of the change in control. The Committee may provide for the acceleration of vesting of any or all outstanding options or stock appreciation rights upon such terms and to such extent as it determines. The 2005 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a change in control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of Common Stock in the change in control transaction over the exercise price per share under the award. The Committee, in its discretion, may provide in the event of a change in control for the acceleration of vesting and/or settlement of any stock award, restricted stock unit award, performance share or performance unit, cash-based award or other stock-based award held by a participant upon such conditions and to such extent as determined by the Committee.

Termination or Amendment. The 2005 Plan will continue in effect until its termination by the Committee provided that all awards shall be granted within 10 years from the effective date of its original adoption. The Committee may terminate or amend the 2005 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2005 Plan, change the class of persons eligible to receive incentive stock options or would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, including, but not limited to, Section 409A of the Internal Revenue Code, providing rules regarding the taxation of nonqualified deferred compensation plans.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2005 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. In such event, we will not be entitled to any corresponding deduction for federal income tax purposes. In the event of the participant’s disposition of shares before both of these holding periods have been satisfied (a “disqualifying disposition”), the participant will recognize ordinary income equal to the spread between the option exercise price and the fair market value of the shares on the date of exercise, but in most cases not to exceed the gain realized on the sale, if lower. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code (the “Code”).

In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of a nonstatutory stock option with an exercise price equal to or greater than the fair market value of the stock as of the grant date. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. The Company generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights. A Participant recognizes no taxable income upon the receipt of a stock appreciation right with a base price equal to or greater than the fair market value of the stock as of the grant date. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of Common Stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Awards. A participant acquiring stock by means of a stock purchase right or stock bonus generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, the ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance Awards, Restricted Stock Unit Awards, Cash-Based Awards and Other Stock-Based Awards. A participant generally will recognize no income upon the grant of a performance share, performance unit, restricted stock unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any unrestricted shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Stock Awards.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined above under “Stock Awards”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	33.6 million	(1)	11.52	(2)	13.8 million	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	33.6 million		11.52		13.8 million

(1)	Includes stock options and restricted stock units.

(2)	Excludes restricted stock units, which have no exercise price.

(3)	Excludes the 2002 Purchase Plan because in 2008, the Company temporarily suspended the 2002 Purchase Plan due to the low number of shares remaining for issuance. At December 31, 2008, 212,650 shares were available under the 2002 Purchase Plan.

New Plan Benefits

With the exception of stock options granted to non-employee directors under the terms of the 2005 Plan, all awards under the 2005 Plan are granted at the discretion of the Committee, and, accordingly, future grants are not yet determinable. The table below sets forth the awards that we know will be received under the 2005 Plan during the remainder of fiscal year ending December 31, 2009 by certain individuals and groups. This table is furnished pursuant to the rules of the Securities and Exchange Commission. Discretionary awards may be made under the 2005 Plan to executive officers and other employees, but there are no awards currently approved for issuance. The equity awards granted to our named executive officers during fiscal 2008 are set forth in the “Grants of Plan-Based Awards” table above, but this does not necessarily reflect the number of awards that may be issued in the future. The closing price of our Common Stock as reported on the NASDAQ Global Market on April 20, 2009 was $2.13 per share.

NEW PLAN BENEFITS

Name and Position	Shares
Donald Layton, Chairman and Chief Executive Officer	0
Bruce Nolop, EVP, Chief Financial Officer	0
Michael Curcio, EVP, President, E*TRADE Securities	0
Greg Framke, EVP, Chief Information and Operations Officer	0
Nicholas Utton, EVP, Chief Marketing Officer	0
All Current Executive Officers, as a Group	0
All Current Directors Who Are not Executive Officers, as a Group (ten persons)	200,000
All Employees, Including all Current Officers Who Are not Executive Officers, as a Group	0

Required Vote and Board of Directors Recommendation

Approval of the proposal to add 30 million shares to the 2005 Plan and re-approve the performance criteria under the 2005 Plan requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board of Directors believes that the proposed amendment to the 2005 Plan is in the best interests of the Company and its stockholders for the reasons stated above.

The Board of Directors unanimously recommends that stockholders vote FOR approval of the amendment to the 2005 Equity Incentive Plan.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board is asking the shareholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent public accountants for 2009. In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors (the “Audit Committee”) will consider it as a direction to select other auditors for 2009. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its shareholders.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting.

Audit Fees paid to Deloitte & Touche LLP

The aggregate fees billed by Deloitte & Touche LLP and their respective affiliates for professional services rendered in 2008 and 2007 are as follows:

	Audit Fees (a)	Audit-Related Fees (b)	Tax Fees (c)	All Other Fees (d)	Total Fees
2008	$7,545,000	$700,000	$700,000	$100,000	$9,045,000
2007	$7,600,000	$750,000	$1,750,000	$300,000	$10,400,000

(a)	Audit Fees in 2008 and 2007 include fees billed for the annual audit and quarterly reviews of the Company’s financial statements and the annual audit of the Company’s internal control over financial reporting for the year ended December 31, 2008 and December 31, 2007, respectively. Audit Fees also include review of documents filed with the Securities Exchange Commission (“SEC”), participation at the Company’s Audit Committee meetings and reviews of procedures related to other 1933 and 1934 Securities Act filings and registration statements.

(b)	Audit-Related Fees in 2008 and 2007 include fees for assistance related to due diligence and audit assurance regarding financial accounting and reporting standards.

(c)	Tax Fees in 2008 and 2007 include fees for compliance and preparation of tax filings and fees for tax advice related to various transactions

(d)	Other Fees include SEC inquiry fees.

All non-audit services and fees were pre-approved by the Audit Committee, either individually or by category. The Audit Committee concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. The Audit Committee charter allows the Committee to delegate its authority to pre-approve services to one or more Committee members, provided that the designees present the pre-approvals to the full Audit Committee at its next meeting.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker may exercise its discretionary authority to vote your shares in favor of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board of Directors unanimously recommends that shareholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent public accountants for 2009.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL ON EXECUTIVE BONUS PROGRAM

This year, AFSCME Employee Pension Plan (the “Proponent”), who has represented that it held 2800 shares of common stock as of December 4, 2008, has notified us that a representative intends to present the proposal below (the “Stockholder Proposal”) at the Annual Meeting.

RESOLVED that shareholders of E*TRADE Financial Corporation (“E*TRADE”) urge the Compensation Committee (the “Committee”) to make the following changes to the Executive Bonus Program (“EBP”) as applied to senior executives, in order to promote a longer-term perspective:

1. An award to senior executive under the EBP (a “Bonus”) that is based on one or more financial measurements (each, a “Financial Metric”) whose performance measurement period (“PMP”) is one year or shorter shall not be paid in full for a period of three years (the “Deferral Period”) following the end of the PMP;

2. The Committee shall develop a methodology for (a) determining what proportion of a Bonus should be paid immediately, (b) adjusting the remainder of the Bonus over the Deferral Period to reflect performance on the Financial Metric(s) during the Deferral Period and (c) paying out the remainder of the Bonus, adjusted if required, during and at the end of the Deferral Period; and

3. The adjustment described in 2(b) should not require achievement of new performance goals but should focus on the quality and sustainability of performance of the Financial Metric(s) during the Deferral Period.

The policy should be implemented in a way that does not violate any existing contractual obligation of E*TRADE or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT

As long-term shareholders, we support compensation policies that promote the creation of sustainable value. We are concerned that short-term incentive plans, if not designed with effective safeguards, can encourage senior executives to manage for the short term and take on excessive risk. The current financial crisis provides a stark example of what can happen when executives are rewarded for short-term financial performance without any effort to ensure that the performance is sustainable.

The 2007 bonus maximum target payments for the named executive officers ranged from 1.0 to 2.5 percent of the company’s net income. According to the 2008 proxy, bonus awards made under the EPB are paid out in full on an annual basis.

Accordingly, this proposal urges that the EBP be changed to encourage a longer-term orientation on the part of senior executives. Specifically, the proposal asks that the Committee develop a system for holding back some portion of each bonus based on short-term financial metrics for a period of three years and adjusting the unpaid portion to account for performance during that period. The proposal gives the Committee discretion to set the terms and mechanics of this process.

In November 2008, UBS AG announced that it would adopt a variable compensation system similar to the one suggested in this proposal. In explaining why it made the change, UBS stated that the new program “should bring about a cultural shift in the company. Those who are rewarded will be those who deliver good results over several years without assuming unnecessarily high risk.” (Press release dated Nov. 17, 2008)

We urge shareholders to vote FOR this proposal.

STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

After careful review, the Board recommends that you vote AGAINST this proposal. Our existing compensation program satisfies all of the objectives set forth in the proponent’s statement. Therefore, the Board does not believe that the proposal would better align the interests of executives and long-term stockholders. This identical proposal has been submitted for consideration at a number of other companies. We believe that voting for such a “one size fits all” approach will not improve—and indeed could undermine—our existing compensation practices, described in detail in the “Compensation Discussion and Analysis” below.

The proposal mistakenly implies that all of our incentive compensation is paid in full on an annual basis. In fact, our incentive program consists of two parts, a significant portion of which vests over a period of years and is directly tied to value realized by our stockholders. Our incentive program consists of the following:

•

Non-equity Incentives. An annual cash bonus is paid if we meet performance goals (as described in our “Compensation Discussion and Analysis” below) designed to reward strong financial and operational performance.

•

Equity Incentives. A significant portion of an executive’s incentive compensation is in the form of equity grants that vest over a period of years of continued employment following the date of grant. Although the amount granted is based on the same annual performance goals as for the cash payment, the actual value realized by the executive will decrease if our stock price declines.

The following facts demonstrate how our existing compensation policies align executives’ interests with the long-term interests of our business and our stockholders:

•

For 2006, equity incentive awards made up a significant portion of the total compensation for executive officers. At least fifty percent of the value of the equity compensation was in the form of stock options with an exercise price of over $23 per share, vesting over a four year period. Those stock options have no value in the current market. Similarly, restricted stock awards were made based on a fair market value of stock of over $23 per share, also vesting over a four year period. The value of these restricted stock awards are significantly less than they were at the date of grant.

•	For 2007, no performance awards were earned by any of our then-current executive officers, due to our failure to meet target performance metrics.

•	For 2008, performance-based compensation was paid, but below target level, based on our actual performance in operational and strategic areas.

•

A significant portion of the compensation received for 2008 performance was in the form of equity awards granted in early 2009, which will vest over two years following the grant (with two-thirds of the award not vesting until 2011).

•	Our chief executive officer, hired in March 2008, receives 100% of his 2008 and 2009 incentive compensation in the form of equity and receives no cash bonus.

•

Our equity ownership guidelines require each senior executive to obtain and hold equity with a market value at the time of acquisition of three times base salary (or five times base salary in the case of the chief executive officer).

For these reasons, the proponent’s “one size fits all” approach is not appropriate for our incentive program. We are not a Wall Street investment bank. We believe that our focus on the retail segment provides few opportunities for executives and employees to take the risks (or reap the rewards) sometimes associated with investment banking and proprietary trading. Moreover, in all areas of compensation, including our incentive program, the Compensation Committee has sought to incent and reward prudent risk management. All of this is reflected in the Compensation Committee’s decision-making process and our transparent performance goals described in the “Compensation Discussion and Analysis” below.

Required Vote

The adoption of the Stockholder Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote at our Annual Meeting.

The Board of Directors recommends a vote AGAINST adoption of the proposal regarding the executive bonus program.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Donald H. Layton, the Chairman of the Board and Chief Executive Officer, the following executive officers are not directors and serve at the discretion of the Board of Directors:

Name	Age	Current Position
Bruce P. Nolop	58	Executive Vice President, Chief Financial Officer
Michael J. Curcio	47	Executive Vice President, President, E*TRADE Securities
Greg Framke	49	Executive Vice President, Chief Information and Operations Officer
Nicholas Utton	52	Executive Vice President, Chief Marketing Officer

Bruce P. Nolop is the Executive Vice President, Chief Financial Officer of the Company, a position he has held since September 2008. Mr. Nolop is responsible for all financial reporting, planning, control, corporate-related treasury functions, investor relations, tax, corporate development and purchasing activities. Prior to joining the Company, Mr. Nolop was employed by Pitney Bowes, where he last served as Executive Vice President and Chief Financial Officer. Mr. Nolop is a member of the board of directors of Marsh & McLennan. He earned a Bachelor of Arts degree from the University of South Dakota, an MBA from the Stanford Graduate School of Business and a J.D. from Stanford Law School.

Michael J. Curcio is the Executive Vice President, President of E*TRADE Securities, a position he has held since 2005. Mr. Curcio joined the Company in 2002. Mr. Curcio is responsible for the strategic direction, customer relationships and ongoing management of our core domestic retail franchise—including our investing, trading and banking solutions. Prior to joining the Company, Mr. Curcio was employed at TD Waterhouse, where he last served as Executive Vice President, Customer Relationship Management. He is former vice chairman of the Philadelphia Stock Exchange Board of Governors. He serves on the Board of Directors of Access Worldwide Communications, Inc. (AWW) and on the Northeastern Regional Board for Operation Hope. Mr. Curcio holds a Bachelor’s degree in Business Administration from State University of New York at Plattsburgh.

Greg Framke is the Executive Vice President, Chief Information and Operations Officer, a position he has held since 2005. Mr. Framke oversees the management of all global technology development and infrastructure, as well as our core global operations. Mr. Framke has been recognized as one of InfoWorld’s 25 Most Influential CTOs and as a ComputerWorld Honors Program Laureate. Prior to joining the Company, Mr. Framke was Director and Global Equity Technology Chief Operating Officer for Deutsche Bank Securities. Mr. Framke holds a BA in International Finance, graduating with honors from The George Washington University.

Nicholas Utton is the Executive Vice President, Chief Marketing Officer of the Company, a position he has held since 2004. Nick Utton is responsible for all marketing initiatives, including advertising, direct online and offline marketing programs and branding campaigns. Prior to joining the Company, Mr. Utton served as

Executive Vice President of Marketing at JP Morgan Chase. Mr. Utton holds a graduate honors degree in commerce, majoring in business economics from University of South Africa, Pretoria, and a bachelor’s degree in commerce, majoring in business administration and marketing from University of Natal (South Africa).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of March 13, 2009 by (i) each director; (ii) each executive officer listed in the Summary Compensation Table; (iii) all current directors and executive officers as a group; and (iv) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned (2)
DIRECTORS AND EXECUTIVE OFFICERS:
Donald H. Layton (3)	4,719,952		*
Bruce P. Nolop (4)	545,171		*
Michael Curcio (5)	1,266,578		*
Greg Framke (6)	1,269,224		*
Nicholas Utton (7)	1,119,615		*
R. Jarrett Lilien (8)	245,938		*
Robert J. Simmons (9)	574,042		*
Matthew Audette (10)	324,076		*
Robert A. Druskin (11)	205,741		*
Ronald D. Fisher (12)	239,856		*
George A. Hayter (13)	462,514		*
Frederick W. Kanner (14)	105,741		*
Michael K. Parks (15)	119,483		*
C. Cathleen Raffaeli (16)	104,690		*
Lewis E. Randall (17)	1,526,062		*
Joseph L. Sclafani (18)	7,874		*
Donna L. Weaver (19)	161,240		*
Stephen H. Willard (20)	144,458		*
All directors and current executive officers as a group (15 persons) (21)	11,998,199		2.10%
5% SHAREHOLDERS:
Citadel Investment Group, L.L.C. (22) 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603	89,147,229	(24)	15.58%

*	Less than 1%

(1)	Unless otherwise noted, all addresses are c/o E*TRADE Financial Corporation, 135 E. 57th Street, New York, New York 10022.

(2)	Based on 572,051,743 shares outstanding on March 13, 2009. Shares of Common Stock subject to options that are exercisable within 60 days of March 13, 2009 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	Includes 675,132 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 2,955,270 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 13, 2009.

(4)	Includes 545,171 shares of unvested restricted Common Stock subject to the Company’s right of repurchase.

(5)	Includes 804,869 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 415,542 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 13, 2009.

(6)	Includes 729,247 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 479,796 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 13, 2009.

(7)	Includes 582,134 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 450,103 shares of Common Stock issuable upon exercise of the vested stock options exercisable within 60 days of March 13, 2009.

(8)	Based on information most recently available to the Company. Mr. Lilien resigned from employment with the Company effective April 22, 2008. Includes 245,938 outstanding stock options which will expire on April 22, 2009.

(9)	Based on the information most recently available to the Company. Mr. Simmons resigned from employment with the Company effective May 6, 2008. Includes 543,250 outstanding stock options which will expire on May 6, 2009.

(10)	Includes 298,571 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 200,988 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 13, 2009.

(11)	Includes 5,741 shares of unvested restricted Common Stock subject to the Company’s right of repurchase.

(12)	Includes 6,277 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 178,592 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 13, 2009.

(13)	Includes 7,349 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 180,343 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 13, 2009.

(14)	Includes 5,741 shares of unvested restricted Common Stock subject to the Company’s right of repurchase.

(15)	Includes 6,277 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 82,939 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 13, 2009.

(16)	Includes 6,277 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 82,939 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 13, 2009.

(17)	Includes 637,100 shares held by Lewis or Martha Randall, as Trustees of the Lewis E. and Martha E. Randall Living Trust dated August 16, 1984. Includes 220,000 shares held solely by Mr. Randall’s wife. Mr. Randall disclaims beneficial ownership of such shares. Also includes 6,277 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 160,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 13, 2009.

(18)	Includes 7,874 shares of unvested restricted Common Stock subject to the Company’s right of repurchase.

(19)	Includes 6,277 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 60,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 13, 2009.

(20)	Includes 6,277 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 95,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 13, 2009.

(21)	Includes the information in the notes above, as applicable.

(22)	These securities are owned by various individual and institutional investors for which Citadel Investment Group, L.L.C. (“Citadel”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934 Citadel is deemed to be a beneficial owner of such securities; however, Citadel expressly disclaims that it is, in fact, the beneficial owner of such securities. The number of shares is based upon Form 4 Statement of Changes in Beneficial Ownership of Securities as filed by Citadel with the Securities and Exchange Commission on March 6, 2009.

Compensation Discussion and Analysis

The Compensation Committee is responsible for establishing and administering compensation programs for our senior executives, including programs for the Named Executive Officers (as identified in the Summary Compensation Table below). However, while the Compensation Committee is responsible for reviewing the CEO’s compensation and making recommendations to the full Board, the independent members of the full Board, acting as a group, retain the exclusive authority to take any action, or ratify actions by the Compensation Committee, affecting the compensation of our CEO. The following discussion generally describes compensation decisions during 2008 for our Named Executive Officers, although the special considerations for our new CEO’s compensation is described under “CEO Compensation” below.

Our Compensation Philosophy: Compensation Considerations for 2008

In general, the Compensation Committee strives to establish a compensation program for executive officers that is heavily weighted toward incentives for strong long term financial performance. During fiscal 2008, we faced particular challenges, but the Compensation Committee also saw opportunities and progress and so worked to implement performance incentives appropriate to our business situation as well as to ensure retention of our new management team. In structuring compensation arrangements during 2008, the Compensation Committee took into account the significant challenges of the current macro-economic environment as well as our company’s circumstances, including our reduced market capitalization.

Economic and Corporate Challenges

We operate our business in an industry and in geographic areas in which the demand for top level executive talent traditionally has been extremely high. Beginning in the later part of 2007, the credit and capital markets came under significant stress, and this stress had a disproportionately negative impact on us due to the composition of the balance sheet at E*TRADE Bank. In particular, we realized significant losses in 2008 arising primarily from certain mortgage-related assets held by E*TRADE Bank. In contrast to this very distressed portion of the business, other aspects of our business strengthened during the year. In particular, the Board and Compensation Committee saw the following areas of improvement:

•	we opened over 1 million gross new accounts and produced approximately 246,000 net new accounts during the year;

•	we attracted $5.4 billion in net new customer asset flows; and

•	daily average revenue trades (“DART’s”) increased six percent from the prior year.

At this time, our strategy is to continue to profitably grow the retail customer franchise and mitigate the risks associated with the balance sheet, including closely managing and improving our capital position. In light of the significant challenges presented in managing the balance sheet in the current environment and maintaining and strengthening the other aspects of the business, the Compensation Committee feels it is important to attract and retain experienced senior executives with relevant experience.

Senior Management Changes

During the latter half of 2007 and the first half of 2008, there were significant changes in our senior executive team, including the departure of all of the individuals who were Named Executive Officers for 2007. In March 2008, the Board hired Mr. Layton as our CEO. A very experienced senior executive with 29 years of experience at JP Morgan Chase and its predecessors, serving most recently as Vice Chairman and as a member of its three-person Office of the Chairman and its Executive Committee, Mr. Layton has extensive experience in analyzing and managing complex balance sheets and mitigating their inherent risks. Mr. Layton also has extensive experience leading senior executive teams. As discussed more fully below, the compensation arrangements for Mr. Layton were significantly balanced toward equity compensation, on the basis that the Board wished to incent and reward the proper management of the balance sheet, which would be longer term in nature and have a longer term performance horizon, in addition to maintaining and building the retail business.

Other current executives who are Named Executive Officers in this proxy were either not employed by us (in the case of Mr. Nolop) or were not executive officers at the beginning of 2008 (in the cases of Messrs. Curcio, Framke and Utton). For these senior executives, the Compensation Committee sought to establish a compensation structure that would incent and reward both near term performance, including a focus on the retail business in a distressed economic environment, as well as longer term performance, including the growth of the core of the retail business. In all areas of compensation for our new executive officers, the Compensation Committee sought to incent and reward prudent risk management as further described below.

Process for Determining Executive Compensation

The Compensation Committee has full authority to retain any consultant(s) it deems appropriate and has done so, retaining Frederick W. Cook & Co., Inc. (“F.W. Cook & Co.”) as its independent compensation consultant. F.W. Cook & Co. provides no other services to us of any kind, and the Compensation Committee is comfortable that its work is independent and objective. While the Compensation Committee and the Board have ultimate authority to establish compensation, the Compensation Committee does work with management, led by the CEO, in an effort to ensure that programs will be as effective as possible to meet the Compensation Committee’s objectives of retaining and motivating executive officers and rewarding desired performance. Management works with F.W. Cook & Co. as requested by the Compensation Committee, undertaking such tasks as providing data and other information. Management, including the CEO, is also involved in the process of designing and formulating compensation programs. While the Compensation Committee receives input from F.W. Cook & Co. and management in evaluating proposed compensation arrangements, the Compensation Committee ultimately makes its own determinations regarding form and amount of any executive’s compensation and may accept or reject any recommendation from consultants or management.

Elements of Executive Compensation

As discussed in more detail below, the primary elements of the compensation program include:

•	base salary;

•	an opportunity to receive cash payments under the non-equity incentive plan; and

•	equity compensation, in the form of both restricted stock awards and stock options.

The Compensation Committee strives to establish base salaries that are competitive in the market and to provide moderate benefits and minimal perquisites. We do not sponsor any defined benefit retirement plan or supplemental executive retirement plan.

Other than the base salary, the elements of compensation are dependent on our performance. Incentive pay may vary significantly from year to year based on our performance, with individual performance also having an influence in all of the Compensation Committee’s determinations. For 2008, we sought to establish performance goals for incentive pay that were appropriate to achieving short term objectives consistent with building long term value. We believe that total compensation opportunities are appropriate for the performance actually achieved.

Comparator Group

To determine whether our compensation programs are competitive, the Compensation Committee considers publicly available data concerning programs offered by other companies in relevant markets and consults with experts in executive compensation to obtain insight into trends in the field. However, in this unprecedented economic environment, the Compensation Committee recognizes that publicly available data may not be particularly relevant to current circumstances, and that trends in the field are evolving rapidly and sometimes inconsistently. While market data can be useful as guidance, the Compensation Committee believes that our compensation programs must be tailored to our particular situation.

Targets for total compensation for our executive officers (other than our CEO) are set by a general reference to a benchmark of companies that the Compensation Committee has determined are comparable to us based on their business model and their size (the “Comparator Group”). Because our business model is somewhat unique, and we and the broader market are experiencing unique challenges, the Compensation Committee primarily looked to the Comparator Group for directional guidance for 2008 compensation, as opposed to relying on a specific comparison of executives.

F.W. Cook & Co. assisted the Compensation Committee in establishing the Comparator Group, looking to similarly sized retail brokerage firms and super regional banks. The companies in the Comparator Group for 2008 were: Associated Banc-Corp., AllianceBernstein, Broadridge Financial, Charles Schwab Corporation, First Horizon National, Jefferies Group, Inc., Knight Capital Group, Inc., Legg Mason, Inc., Marshall & Ilsley Corporation, Northern Trust, NYSE Group, Raymond James Financial, T. Rowe Price, TD Ameritrade Holding Corporation and Zions Bancorporation. Of these, the Compensation Committee felt our most comparable competitors were Charles Schwab and TD Ameritrade, and these entities were considered more closely. As compared to other members of the Comparator Group when the compensation analysis was prepared, our revenues fell between the 25th percentile and the median, our assets were above the 75th percentile and our market capitalization was somewhat below the 25th percentile. The Compensation Committee worked with F.W. Cook & Co. to gather publicly available information regarding the total compensation paid to executives in the companies in the Comparator Group.

CEO Compensation

Mr. Layton served as a special advisor to the Board of Directors in November 2007, providing critical leadership for the process that culminated in a $2.5 billion capital infusion into E*TRADE Bank. Following the closing of that transaction, Mr. Layton agreed to join the Board of Directors as Chairman of the Board in order to develop a plan to stabilize and return us to profitability, and to organize the Board’s search for a new CEO. The Board conducted an extensive three-month search that included numerous interviews of qualified individuals, including an unsuccessful offer to an outside candidate. During this process, the Board came to believe that Mr. Layton’s many years of banking experience, as well as his knowledge of our company developed during an extremely challenging period, made him uniquely qualified to implement its recovery plan. Therefore, the Board asked Mr. Layton to accept the position of CEO through December 2009, and he accepted.

The compensation package offered Mr. Layton reflected market data provided by an outside compensation consultant in connection with the CEO search. Based on this data, the Board determined that the total compensation target was within the range provided to chief executives in “turnaround” situations for companies of comparable size to E*TRADE. In the case of Mr. Layton, however, the compensation package contains significantly less cash as a proportion of total compensation than was suggested by the data provided by the consultant. Mr. Layton and the Board agreed that providing a significant equity component as a one-time grant would have the effect of incentivizing him to effectively manage credit risk, reduce debt and make the core retail business more profitable over time. The success or failure of these initiatives would be reflected in our share price and Mr. Layton would be rewarded commensurate with the results experienced by shareholders. The Committee and Mr. Layton felt strongly that this compensation structure would better align Mr. Layton’s interests with those of our shareholders. This long-term focus is confirmed by the fact that Mr. Layton is not eligible to receive any annual cash bonus.

Mr. Layton’s contract, which expires at December 31, 2009, provides for a $1 million base salary and stock options and restricted stock units with a value (calculated at March 2, 2008) equal to approximately $15.4 million, which vest on a quarterly basis through 2009. The contract specifies that Mr. Layton is not eligible for any cash bonus and that there will be no further equity grants through 2009. Therefore, much of the discussion below does not apply to his compensation. The “Grants of Plan Based Awards” table below provides the value of this package calculated as required by the SEC rules. However, based on the actual closing price of our stock at December 31, 2008, his stock options, which have a strike price of $4.27 per share, are “underwater” and would have no value if exercised. Similarly, based on the December 31, 2008 closing stock price, his restricted stock units have a value of $2,070,404. The Board believes that this demonstrates how Mr. Layton’s compensation package aligned his interests and results with stockholders.

Compensation for Other Named Executive Officers

Total Compensation Targets

To arrive at a total compensation goal, the Compensation Committee includes both cash compensation (base salary and non-equity incentive payments) and non-cash compensation (in the form of stock options and restricted stock awards.) While no exact allocation is set between cash and non-cash compensation, the Compensation Committee generally intends that cash compensation will reward shorter term (generally annual) financial and operating objectives, while non-cash compensation is intended to ensure and reward longer term performance through vesting requirements and ties to our stock price. Very generally, both cash and equity compensation would be intended to fall roughly at the percentile level of similar compensation instruments within the Comparator Group (e.g., both cash and equity compensation at the “low” level will fall at the 25th percentile of the Comparator Group). However, because companies use different approaches and compensation packages, the Compensation Committee does not commit to any precise levels against the Comparator Group or other companies. The Compensation Committee also intends that at higher performance levels, a greater percentage of the total compensation will take the form of equity awards, which we believe is consistent with general industry practice and that of our Comparator Group.

The target total compensation levels for 2008 were set at “low,” “mid,” and “high” levels; referencing the low, mid and high points of the range of target performance. With reference to compensation levels within the Comparator Group, the “low” level was intended generally to correlate to the 25th percentile, the “mid” level was intended to correlate generally to the 50th percentile, and the “high” level was intended to correlate generally to the 75th percentile.

There was no guaranty that the compensation would actually meet any specific percentile within the Comparator Group. Once total compensation levels were established, the Compensation Committee did not undertake to make any adjustments based on new information about Comparator Group compensation, and actual total compensation for 2008 was based on our actual performance for the year, as described below.

2008 Performance Metrics

For 2008, the Compensation Committee determined that performance-based incentives for 2008 should be linked to financial and strategic performance metrics focused on our turnaround plan, as opposed to the metrics of earnings per share and net revenue that have been used in recent years. The Compensation Committee selected the following three criteria (each of which would represent approximately one-third of total performance compensation for the year) as the performance metrics for 2008 in an effort to align the incentives of the senior executives to our current business strategy.

•

Operating Performance. The first metric was the operating performance of the business measured against the Board-approved budget and excluding the impact of loan losses on the balance sheet of E*TRADE Bank. As discussed above, our strategy is to continue to profitably grow the retail customer franchise and mitigate the risks associated with the balance sheet. While losses arising from the poor performance of mortgage-related assets held at E*TRADE Bank have had a significant negative effect on earnings, the Compensation Committee felt it was important to incent and reward strong performance in all other aspects of the business. In considering our achievement of this metric, the Compensation Committee included loan losses at a level expected at the time the Board approved the 2008 budget but excluded the following items: (i) any increased loan loss allowance above the budgeted amount; (ii) gains or losses on the sale of any of our businesses; (iii) any revenues and expenses of businesses that were sold; and (iv) any gains or losses associated with our approved debt exchange program.

•

Capital Plan. The second metric was our total capital plan amount which is the sum of: (i) the excess risk-based capital held at E*TRADE Bank; plus (ii) corporate cash; plus (iii) debt reduction as of the end of 2008. Performance was measured by the sum of these three components. The Compensation Committee felt these three components represented the elements of our credit risk that our management could most directly influence and manage.

•

Overall quantitative and qualitative performance. Given the macroeconomic environment and our unique circumstances, the Compensation Committee believed this was an important element. Performance in this area could be measured by such key metrics as daily average revenue trades, net account growth or contraction, product development and customer acceptance, or performance of target customer segments. Achievement of this element would consider not only absolute performance, but also the macroeconomic context in which the business operated.

Determination of 2008 Compensation

Base Salary

We pay a base salary to each of our executive officers, a form of compensation intended to be a sum certain the executive can expect to receive each year. In establishing base salaries for executive officers, the Compensation Committee strives to set salaries at roughly the median rate of the Comparator Group, simply because the base salary is that element of compensation which is the most easily and most directly comparable from one company to another. The Compensation Committee intends that the most significant aspect of compensation should be in the form of longer term and/or performance-based instruments. In those cases in which the base salary is not at the median, equity and non-equity plan targets are generally adjusted to reach the desired market position at various performance levels. Base salaries were not increased in 2008 or 2009 for any of the individuals reported below. In establishing a base salary for the new CFO, we relied generally on competitive market data and an attempt to maintain general parity among members of our senior executive team.

Non-Equity Incentive Plan Payments

We pay a cash performance bonus on an annual basis, based on achievement of the annual performance metrics discussed above. We believe this element of compensation provides executives an incentive and a reward for achieving performance objectives. With respect to each of the performance metrics for 2008, which are described above, the Compensation Committee determined that:

•

Our operational performance met the minimum level for payment (called the “low” level); including the impact of all adjustments as described above, the target performance level for this metric was approximately $60 million in pre-tax income, with the “low” performance level set at approximately $20 million. Prior to accrual or payment of performance awards we achieved approximately $24.6 million for this metric, resulting in payment at the “low” level.

•	Our capital plan performance did not meet the minimum level required to accrue payment for this metric, and consequently no payment was made for this metric.

•

In considering payment on the operational and qualitative metric, the Compensation Committee considered the overall performance of the business in light of the considerable challenges we faced in 2008. In late 2007, we faced extreme pressure as a result of losses in our Bank’s portfolio which led to a crisis in customer confidence and a significant loss of customer accounts and assets. Through a disciplined and aggressive strategy, we were largely able to reverse this crisis, creating growth in the business and taking significant actions to improve the balance sheet. Among other accomplishments:

•	We opened 1,032,000 gross new accounts and produced 246,000 net new accounts.

•	We drove net new customer asset flows of $5.4 billion.

•	Our total daily average revenue trades of 188,000 was a six percent increase over 2007.

•

We completed four key non-core asset sales during the year that generated significant capital. We sold our corporate aircraft; our investment advisor known as RAA Wealth Management, LLC; our Canadian operations; and our indirect subsidiary, E*TRADE Mauritius Limited, sold its interest in Investsmart LLC. Sale of these assets generated over $750 million in corporate cash, supporting our capital position. Perhaps most importantly, we executed these transactions quickly and at a time when we were able to generate attractive prices; had we been less aggressive in the timing of our execution, the market value of each of these assets would likely have declined significantly.

•	We generated capital by executing $121 million in debt for equity exchanges and executing the mandatory conversion of $450 million in convertible notes.

•

We successfully launched new products and services aimed at retail investors, including E*TRADE Mobile Pro, which offers wireless customers access to their E*TRADE accounts; expanded tools and services, improved charting capabilities and redesigned our “Global Markets,” “US Markets,” and “Market News” pages; and launched Retirement QuickPlan, which provides a quick assessment of an individual’s or family’s retirement savings and investing plan as well as guidelines to get on track with personal retirement goals.

•

For the second year in a row, SmartmoneyTM ranked us as the #1 Online Discount Broker. We earned five out of five stars in the Research, Trading Tools, Banking Service and Mutual Funds and Investment Products categories.

Individually and collectively, these accomplishments were critical to reinstating customer confidence and maintaining stability through what continues to be an extremely distressed economic environment. In light of these operational and qualitative accomplishments, the Compensation Committee approved payment on this metric at the “mid” level.

Based on these determinations, the Compensation Committee approved payments to the Named Executive Officers (other than the CEO) that, combined with other components of compensation, established total compensation between the “low” and the “mid” level, which would generally be between the 25th and 50th percentile of the Comparator Group. For Mr. Nolop, who began his employment in mid-September, a non-equity compensation award was guaranteed to be paid at the target level, pro-rated for the portion of the year in which he was employed by us. The actual payouts are set forth in the “Summary Compensation Table,” below.

Equity Compensation

Performance Awards

We pay equity compensation to create incentives and rewards for the creation of shareholder value over the longer term. For 2008, the Compensation Committee decided that equity awards would be based on achievement of the 2008 performance metrics, but that the awards would be made only in early 2009 after determination of 2008 performance. The grants were made simultaneously with the payment of cash awards. Any equity awards would then be subject to continued time-based vesting over a specified period. Based on the determination of 2008 performance (as described above under “Non-Equity Incentive Plan Payments”), the Compensation Committee approved equity awards that, combined with other components of compensation for 2008, established total compensation for 2008 between the “low” and “mid” target level. The equity awards for 2008 performance were made on February 20, 2009. This did not apply to Mr. Layton or Mr. Nolop, whose employment agreements provide that no equity awards would be made in 2009. The Compensation Committee generally set 2/3 of the value of these equity awards in the form of restricted stock awards and 1/3 of the value in the form of stock options. The Compensation Committee gave restricted stock a greater weight than in prior years. This is because: (i) the Compensation Committee felt this was more consistent with industry trends; (ii) restricted stock awards generally create less dilution for other shareholders; and (iii) in the current environment, restricted stock awards provide a reward and incentive with less exposure to the risk that the awards will have no value due to general market conditions. Because these awards were made in 2009, SEC disclosure rules require that they not be reflected in the “Summary Compensation Table.” Consequently, we are reporting them below:

Name	Grant Date	Restricted Stock Unit Awards: Number of Units	Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Award ($/sh)	Full Grant Date Fair Value of Equity Awards ($)
Michael Curcio, EVP, President, E*TRADE Securities	2/20/09 2/20/09	652,032	487,524.9248		603,000 297,000

Greg Framke, EVP, Chief Information and Operations Officer	2/20/09 2/20/09	579,584	433,355.9248		536,000 264,000

Nicholas Utton, EVP, Chief Marketing Officer	2/20/09 2/20/09	434,688	325,016.9248		402,000 198,000

Matthew Audette, SVP, Corp. Controller and former Acting CFO	2/20/09 2/20/09	217,344	162,508.9248		201,000 99,000

Because the equity awards were granted only after the completion of 2008, and because we were facing retention problems that needed to be addressed over a shorter timeframe to help stabilize our company and encourage focus on the turnaround plan, the Compensation Committee approved two-year vesting for these performance awards, with one-third vesting on the first anniversary of the grant date and the remainder vesting on the second anniversary.

Retention Grants

In April 2008, the Compensation Committee approved a grant of restricted stock units to approximately 40 key employees who were not executive officers at the time, including Messrs. Curcio, Framke, Utton and Audette. These awards were considered an important retention tool for individuals who were considered to be essential in maintaining stability during a period of significant uncertainty and change in our most senior management, and these individuals were considered to be key in maintaining stability during this period of change. These awards will vest on June 30, 2009. Messrs. Curcio, Framke and Utton were designated as executive officers approximately six months following these awards and Mr. Audette was named as our Acting CFO in May 2008. These awards were not considered when determining the “total compensation” for 2008 or in granting the February 2009 equity awards based on 2008 performance.

Initial Awards to the New Chief Financial Officer, Mr. Nolop

Mr. Nolop’s employment agreement as our CFO provided for awards of initial stock options and restricted stock upon the commencement of his employment in September 2008. The initial value of the awards, determined in accordance with our practice for recognizing compensation expense under FAS 123R, totaled $3.5 million, with 50 percent of the value in the form of stock options and 50 percent in the form of restricted stock.

The awards have a special vesting schedule, such that no amount of the awards will vest before December 31, 2009; 5/14 of the awards will become vested on December 31, 2009, 6/14 of the awards will become vested on December 31, 2010 and the remaining 3/14 of the awards will become vested on December 31, 2011. The agreement provides that there will be no other equity awards to Mr. Nolop prior to January 1, 2011, unless our Board or its designee, in its sole discretion, determines that such an award(s) is appropriate.

Equity Grant Policy

Except for new hire grants, the above equity awards were granted in connection with regularly scheduled meetings of the Board or the Compensation Committee. We do not have and do not intend to have any program, plan or practice to time equity awards to executives in coordination with the release of material non-public information or to time the release of any material non-public information for the purpose of affecting the value of executive compensation.

Equity Ownership Guidelines

In July 2008, the Compensation Committee reviewed and revised the executive equity ownership guidelines in light of fluctuations in our stock price, changes in senior management, and the general economic environment. Under the current guidelines, Named Executive Officers are expected to hold equity with a market value at the time of acquisition of three times base salary (or five times base salary in the case of the CEO). Prior to meeting the recommended equity level, an executive who exercises a stock option or vests in a restricted stock award or restricted stock unit is expected to retain equity with a value equal to a percentage of 75 percent (or 100 percent in the case of the CEO) of the profit after taxes realized on the exercise or vesting (with taxes considered using a flat rate of 50% of the gain). After meeting the recommended equity level, an executive who exercises a stock option or vests in a restricted stock award or restricted stock unit is expected to retain equity with a value equal to a percentage of 37.5 percent (or 75 percent in the case of the CEO) of the profit after taxes realized on the exercise or vesting (with taxes considered using a flat rate of 50% of the gain).

Establishing Compensation Targets for 2009

We face unique challenges and operate in an extremely distressed economic environment. In addition, as we have previously disclosed, we have applied to participate in the Capital Purchase Program under the Emergency Economic Stability Act of 2008. As of April 20, 2009, the record date for this meeting, our application had not been approved. If we do participate in the Capital Purchase Program, or any other program of federal support, we will comply with all applicable laws, rules and regulations regarding executive compensation that accompany participation in such programs. This may require us to revise our compensation plans and policies from what is described below.

In planning for 2009, the Compensation Committee followed the same general compensation structure as described above for 2008 (fixed base salary plus variable non-equity and equity incentives based on 2009 performance), with some significant differences appropriate to our company and the current economic environment. For example, the Compensation Committee believes that setting compensation with precise reference to a comparator group was not a particularly useful exercise, both because our circumstances are different from those of many members of the comparison group and because a comparison would necessarily require reference to data that is not immediately current. Consequently, the Compensation Committee looked to its compensation consultant, F.W. Cook & Co., for guidance as to general trends and incorporated that insight into its programs.

In addition, we intend to require a higher level of performance for 2009 in order to receive the “target” non-equity plan payments and equity awards. We still do not plan to use an exact allocation between cash and non-cash compensation, but for 2009, the Compensation Committee generally intends to continue the practice established in 2008 of making equity grants only after performance for the year is determined and then awarding approximately two-thirds of the value of equity compensation in the form of restricted stock or restricted stock unit awards and one-third in the form of stock options.

The Compensation Committee recognizes that for 2009, our strategy will be to continue to maintain the strength of our operating business while managing risks, particularly those arising from the balance sheet at E*TRADE Bank, so our performance metrics will focus on these areas, in addition to including a significant operational and qualitative element to enable the Compensation Committee to consider our progress at year-end in addressing key strategic imperatives, including maintaining and strengthening our capital position and advancing our customer franchise, especially among long-term investors.

The Compensation Committee, working with its compensation consultant, F.W. Cook & Co., has determined that these metrics were appropriate for the business in its current circumstances and that each of the metrics are directed at items that are necessary to drive long term growth. The Compensation Committee has preliminarily found that none of the items would likely incentivize our management to take undue risks in operating its business and will undertake a more formal review in the coming months.

Other Benefit Plans and Perquisites

We offer a non-qualified deferred compensation plan for senior management, but the amounts in a participating executive’s plan account consist solely of the deferred compensation portion of his or her salary or non-equity incentive plan payments (as elected by the executive) and the market return on the deferred amounts, and we do not provide matching contributions or guaranteed returns. We have retained life insurance policies to support the payment of obligations under this plan.

We offer very limited perquisites to executives as a retention device and for the convenience of executives. In late 2007 we eliminated personal use of corporate aircraft as a perquisite and sold the aircraft in early 2008. We have also terminated the leases on certain corporate apartments that were maintained in New York City and in Washington, D.C., intended for use by executives traveling to those cities for business purposes.

We provide executive officers with an “umbrella” liability insurance policy, providing for insurance coverage for the executive beyond what the executive has retained on his or her own behalf and a supplemental executive health care policy for senior executives that provides for coverage of certain items that may not otherwise be covered under our group health insurance plan, such as a comprehensive physical examination. The value of each of these benefits is less than $5,000 per annum. Beyond this, there are no perquisites offered to our senior executives with anything other than a de minimus value. We provide matching of contributions to our 401(k) plan, which are made for executives in the identical manner and at the identical levels as for our other employees.

Deduction Limit for Executive Compensation.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. In 2005, our stockholders approved a performance-based bonus plan that would allow the amounts paid under the bonus plan to qualify for tax deduction. We believe that it is important for the Compensation Committee to retain discretion over the compensation paid to senior executives, so the Compensation Committee has elected (and may elect in the future) to make certain awards exceeding the limits or otherwise outside of, or in addition to, the awards provided for in this plan if they believe that those awards are in the long term interests of our shareholders. In addition, if we participate in the Capital Purchase Program as described above, we may be subject to additional limitations on deductibility of compensation.

In addition, our 2005 Equity Incentive Plan is structured so that certain equity compensation will qualify as performance-based compensation not subject to the $1 million limitation of Section 162(m). However, the Compensation Committee generally reserves the right to pay amounts of compensation that may not be fully deductible if it believes that it is in the best interests of our company and our stockholders. For example, in making the equity awards to Mr. Layton in connection with his hiring in March 2008 as described above and weighing our company’s needs against the Section 162(m) limitations, the Board felt that in light of all the circumstances, it was in our best interest to make the awards despite the fact that full tax deduction may not be allowed.

Severance and Change in Control Provisions

As described in detail (including a quantification of potential benefits) under “Other Potential Post-Employment Payments” elsewhere in this proxy, we have entered into agreements with each of our current Named Executive Officers providing for severance and/or change in control benefits. The employment agreements with each of Mr. Layton and Mr. Nolop were entered as a result of negotiations to hire each individual during 2008. Other Named Executive Officers have agreements providing standard severance (including enhanced severance for terminations following a change in control). The Compensation Committee periodically reviews these arrangements and considers the costs and benefits. We do not provide any tax gross-up if the excise tax resulting from Section 280G is applied to any Named Executive Officer, having eliminated this benefit in 2006.

Some of the benefits provided to Messrs. Layton and Nolop were particular to the circumstances of their hirings and are different than terms in our standard executive agreements. For example, Mr. Layton would receive accelerated vesting of his equity awards if there is a change in control, reflecting the fact that the equity grants made on March 2, 2008 constitute a significant portion of his compensation. The Board wanted to ensure that, if it were to find that it was in the best interests of the Company and its stockholders to undertake a change in control event during the period in which those equity awards remained unvested (prior to October 2009), such an event would require a significant effort on the part of the CEO in a “turnaround” situation after which it would be unlikely the CEO would continue in employment of the acquiring company. Rather than create a conflict in which an “involuntary termination” would be necessary to obtain the greatest value for the CEO, the Board determined that vesting on a change in control would be appropriate.

In addition, we agreed to provide Mr. Nolop with accelerated vesting of some portion of his initial equity awards if he is terminated without cause while those initial awards remain unvested. This was considered appropriate because these awards were a significant inducement for Mr. Nolop to accept the position and were in lieu of potentially higher cash payments that would otherwise be due on termination.

We paid severance to former Named Executive Officers who departed during 2008 on terms consistent with those required under previously existing employment agreements. In addition, upon his departure in late April 2008, we provided Mr. Lilien with equity vesting reflecting approximately two months’ additional service. Because he had awards granted in 2003 that had no vesting until June 2008, the Compensation Committee felt it was appropriate to recognize he had completed almost all of the service requirement.

EXECUTIVE COMPENSATION ($)

2008 Summary Compensation Table (1)

						Plan-Based Awards
Name	Year	Salary (2)		Bonus		Stock Awards (3)			Option Awards (4)			Non-Equity Incentive Plan Comp. (2) (5)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings (6)		All Other Comp (7)		Total Comp
Donald Layton, Chief Executive Officer	2008		$788,461		$0		$5,559,372	(8)		$5,454,711	(8)		$0		$0		$6,680		$11,809,224

Bruce Nolop, Chief Operating Officer	2008		$126,923		$0		$159,751	(9)		$159,751	(9)		$166,667		$0		$3,076		$616,168

Michael Curcio, EVP, President, E*TRADE Securities	2008		$421,731		$0		$662,536	(10)		$425,971	(10)		$700,000		$0		$6,803		$2,217,041

Greg Framke, EVP, Chief Information and Operations Officer	2008		$421,731		$0		$630,397	(10)		$400,851	(10)		$600,000		$0		$6,739		$2,059,718

Nicholas Utton, EVP, Chief Marketing Officer	2008		$500,001		$0		$644,485	(10)		$424,039	(10)		$500,000		$0		$6,739		$2,075,264

Matthew Audette, former Acting Chief Financial Officer and current SVP, Corporate Controller	2008		$350,000		$0		$381,853	(10)		$256,984	(10)		$220,000		$0		$6,716		$1,215,553

R. Jarrett Lilien,	2008		$230,000		$0		$(876,800	) (11)		$(907,002	) (11)		$0		$0		$5,715,125		$4,161,323
former Acting Chief Executive Officer	2007 2006	$ $	650,000 650,000	$ $	0 0	$ $	1,979,813 1,278,560		$ $	2,370,191 1,944,868		$ $	0 3,800,000	$ $	0 0	$ $	81,216 93,509	$ $	5,081,220 7,766,937

Robert Simmons,	2008		$194,231		$0		$(794,040	) (11)		$(49,181	) (11)		$0		$0		$3,194,915		$2,545,925
former Chief Financial Officer	2007		$500,000		$0		$620,869			$748,839			$0		$0		$8,551		$1,878,259
	2006		$500,000		$0		$374,143			$609,917			$1,620,000		$0		$53,545		$3,157,605

(1)	This table includes information for our “Named Executive Officers,” which includes each person who served as our principal executive officer or principal financial officer at any time during fiscal 2008 and our other three most highly compensated executive officers at the end of fiscal 2008. Compensation is set forth for the most recent fiscal year for all Named Executive Officers, and for up to two additional most recent three fiscal years for named executive officers who also served in that capacity during such fiscal years.

(2)	Includes salary and/or non-equity incentive plan compensation deferred by the named executive officers to the Company’s 401(k) plan.

(3)

Amounts reported in this column constitute the compensation cost recognized in the applicable year of all outstanding and unvested stock awards for the Named Executive Officer, calculated in accordance with the Company’s valuation under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R), for purposes of its financial statement reporting. In 2008, the Company recognized compensation costs associated with stock awards made to each Named Executive Officer in 2008, 2007, 2006, 2005 and 2004. For grants made in 2008, the stock awards reported in this column were restricted stock grants approved by the Compensation Committee on February 11, 2008 and April 14, 2008 in the amounts set forth in footnote 10, below. The fair market value of the Company’s common stock (based on the average of the high and low sale prices) on the February 11, 2008 grant date was $5.19 per share and on the April 14, 2008 grant date was $3.545 per share.

(4)	Amounts reported in this column constitute the compensation cost recognized in the applicable year of all outstanding and unvested option awards for the Named Executive Officer, calculated in accordance with the Company’s valuation under FAS 123R for purposes of its financial statement reporting. For 2008, the stock options reported in this column were approved by the Compensation Committee and ratified by the Board on February 11, 2008 with an exercise price equal to the fair market value on that date. The fair market value of the Company’s common stock (in accordance with the Company’s stock incentive plan, measured using the average of the high and low sale prices) on February 11, 2008 (and therefore the exercise price of the options) was $5.19 per share. The valuation shown in this column is based on the grant date fair value of each award determined pursuant to FAS 123R, using a Black-Scholes pricing model with assumptions made as more fully described in Note 20 of the financial statement footnotes in the Company’s Form 10-K. Our use of the Black-Scholes model does not necessarily mean we believe or acknowledge that it can accurately determine the actual value of options on the date that they will finally be exercised, if at all. The actual value of an option, if any, will depend on the future market price of the Company’s common stock and the option holder’s individual exercise and sale decisions, neither of which can be predicted with any degree of certainty.

(5)	Non-equity incentive plan compensation reported for the applicable year was accrued for performance in that year but paid in February of the following year. Thus, non-equity incentive plan compensation reported for the 2008 was accrued for performance in that year but paid in February of the following year.

(6)	In accordance with Item 402(c)(2)(viii)(B), amounts listed in this column are limited to earnings at above-market or preferential rates. We sponsor a non-qualified deferred compensation plan described below. No individuals reported in the table participated in the plan in 2008. Therefore we have reported “0” in this column for each executive.

(7)	In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the named executive officers that are available generally to all salaried employees of the Company, and, except as expressly noted, perquisites and other personal benefits received by the named executive officers that in the aggregate do not exceed $10,000. The amounts set forth in this column for “other compensation” represent (i) Company contributions to the Company’s 401(k) plan, and (ii) other perquisites, which includes the cost of a Company-provided umbrella insurance policy (including tax gross-up that is paid by the Company) and, in certain cases, the cost of the personal use of a corporate apartment (not including any tax gross-up, as the Company does not pay any tax gross-up on these amounts), and the reimbursement for financial planning services as follows:

Name	Company contributions to 401(k) ($)	Other perquisites ($)
Donald Layton	5,625	1,055
Bruce Nolop	1,904	1,172
Michael Curcio	5,750	1,053
Greg Framke	5,750	989
Nicholas Utton	5,750	989
Matthew Audette	5,750	966
R. Jarrett Lilien	5,625	9,500
Robert Simmons	4,856	12,175

In addition, amounts reported for Messrs. Lilien and Simmons include severance payments made as follows:

Name	Employment Separation Date	Severance ($)	Consulting Fees ($)
R. Jarrett Lilien	April 22, 2008	5,700,000	0
Robert Simmons	May 9, 2008	2,193,989	983,895

*	This information is described more fully below at “Separation Payments for Former NEOs .”

(8)	Represents the compensation cost recognized in 2008 associated with stock and option awards made to Mr. Layton in 2007, when Mr. Layton served as an independent director of the Company, and in 2008. The awards made in 2008 were made in conjunction with Mr. Layton’s taking the role of CEO and pursuant to his employment agreement with the Company. Pursuant to Mr. Layton’s contract, no further equity compensation awards will be made through at least December 31, 2009.

(9)	Represents the compensation cost recognized in 2008 associated with stock and option awards made to Mr. Nolop on September 12, 2008 in conjunction with Mr. Nolop’s taking employment and pursuant to his employment agreement with the Company. No grants will be made to Mr. Nolop in 2009.

(10)

Represents the compensation cost recognized in 2008 associated with stock and option awards made to this individual in 2008, 2007, 2006, 2005 and 2004. For 2008, the stock and option awards were granted on February 11, 2008, when the

Compensation Committee approved a combination of restricted stock and option grants. The Compensation Committee also approved an additional retention award of restricted stock units on April 14, 2008, at a time prior to the individuals becoming Named Executive Officers.

Name	Restricted Stock Award of 2/11/08 (#)	Stock Option Award of 2/11/08 (# shares underlying options)	Restricted Stock Unit Award of 4/14/08 (#)
Matthew Audette	14,451	91,777	63,469
Michael Curcio	39,499	162,904	112,834
Greg Framke	36,609	162,904	112,834
Nicholas Utton	33,719	162,904	112,834

Grants made to these individuals in February 2009 pursuant to the Company’s 2008 incentive plan are reported in the Compensation Discussion and Analysis at page 36, above.

(11)	Represents the compensation cost recognized in 2008 associated with stock and option awards made to this individual in 2007, 2006, 2005 and 2004. No awards were made to this individual in 2008. The compensation cost recognized incorporates the effect of the reversal of costs associated with prior grants that were forfeited upon the termination of the reported person’s employment.

GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2) (Dollars expressed in thousands)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of stock or option awards listed below)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh) (3)	Closing Price on Grant Date ($/sh)	Full Grant Date Fair Value of Equity Awards ($) (4)
		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Donald Layton, Chairman and CEO		0	0	0
	3/2/08							1,800,351				8,002,560	(5)
	3/2/08								4,054,161	4.27	4.27	7,687,499	(5)

Bruce Nolop,			166.67
Chief Financial Officer	9/12/08							545,171				1,749,999	(5)
	9/12/08								946,254	3.21	3.30	1,750,000	(5)

Michael Curcio,		575	1,150	1,725
EVP, President, E*TRADE Securities	2/11/08							39,499				205,000	(6)
	2/11/08								162,904	5.19	4.97	354,999	(6)
	4/14/08							112,834				399,997	(7)

Greg Framke,		487.5	975	1,462.5
EVP, Chief Information and Operations Officer	2/11/08							36,609				190,001	(6)
	2/11/08								162,904	5.19	4.97	354,999	(6)
	4/14/08							112,834				399,997	(7)

Nicholas Utton,		325	650	975
EVP, Chief Marketing Officer	2/11/08							33,719				175,002	(6)
	2/11/08								162,904	5.19	4.97	354,999	(6)
	4/14/08							112,834				399,997	(7)

Matthew Audette,		165	330	495
SVP, Corp. Controller and former Acting CFO	2/11/08							14,451				75,001	(6)
	2/11/08								91,777	5.19	4.97	199,999	(6)
	4/14/08							63,469				224,998	(7)

R. Jarrett Lilien,	None
former Acting CEO

Robert Simmons,	None
former Chief Financial Officer

(1)	Pursuant to SEC disclosure rules, this table does not include equity grants made in early 2009 for performance during 2008, as further described in the Compensation Discussion and Analysis. The table only includes equity awards actually granted during 2008.

(2)	Amounts listed in this column do not represent amounts actually paid or that may be paid in the future. Rather, these amounts are the target payments that were established under the Company’s non-equity compensation plan for 2008, pursuant to which the Compensation Committee could (and did) exercise its negative discretion to establish payments at the “low,” “mid” and “high” performance level, based on the Company’s performance against the established performance metrics, discussed in the Compensation Discussion and Analysis, above. Payments were made under the plan in February 2009. Those payments are listed in the Summary Compensation Table under the column titled “Non-equity Incentive Plan Comp.” For Mr. Nolop, this amount was guaranteed by contract for 2008.

(3)	In accordance with the terms of its equity compensation plan, the Company has traditionally set the exercise price for stock options as the average of the high and low prices of the Company’s stock on the date of the grant. The Company has felt that using the average price can provide a more accurate representation of the true fair market value on the date of the grant, rather than selecting a single point in time (the closing of the market) when traders are balancing portfolios and clearing positions for the day, sometimes resulting in anomalies to the stock price.

(4)	In calculating the full grant date fair value of the equity awards disclosed in this table, the Company has followed its method of accounting for share-based awards under FAS 123R, but has eliminated from that calculation any estimate of forfeitures related to service-based vesting conditions.

(5)

Represents new hire grants to each of Mr. Layton and Mr. Nolop. Their employment agreements provided for initial grants intended to reflect target compensation over a number of years. Pursuant to Mr. Layton’s agreement, he is not to receive additional equity grants during 2009. Pursuant to Mr. Nolop’s employment agreement, he is not to receive additional equity grants until 2011. As of December 31, 2008, the intrinsic value of all stock options was zero. The intrinsic value of the restricted stock units for Mr. Layton was $2,070,404 and the intrinsic value of the restricted stock awards for Mr. Nolop was $626,947.

(6)	Pursuant to our prior year’s performance plan, these grants were made based on performance during 2007 to these individuals, who were not executive officers at the time of the grants. The then-current executive officers did not receive any equity grants for 2007 performance. As of December 31, 2008, the intrinsic value of all stock options was zero. The intrinsic value of the restricted stock units for Mr. Curcio was $45,424, for Mr. Framke it was $42,100, for Mr. Utton it was $38,777 and for Mr. Audette it was $16,619.

(7)	As described in the Compensation Discussion and Analysis above, these were special retention grants made at a time when this individual was not an executive officer. As of December 31, 2008, the intrinsic value of the awards to Messrs. Curcio, Framke and Utton was $129,759 and for Mr. Audette it was $72,989.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date
Don Layton,	100,000			5.07	11/19/14
Chairman and CEO	321,419			5.255	11/28/14
	2,364,928	1,689,233	(3)	4.27	3/2/15
						900,176	(3)	1,035,202	3/2/08

Bruce Nolop,		946,253	(4)	3.21	9/12/15
CFO						545,171	(4)	626,947	9/12/08

Michael Curcio, EVP, President, E*TRADE Securities	100,000			4.07	10/4/12
	70,000			3.80	3/14/13
	25,000			10.395	11/24/13
	75,000			13.89	2/6/14
	20,000			14.435	2/20/14
	18,526	6,175		13.225	2/16/15
	16,817	16,816		23.105	2/10/13
	3,822	3,822		23.105	2/10/13
	10,404	10,404		23.77	2/15/13
	14,864	14,862		23.77	2/15/13
	391	1,172		23.325	2/13/14
	7,427	22,278		23.325	2/13/14
	7,036	21,135		23.325	2/13/14
		162,904	(6)	5.19	2/11/15
						25,000	(5)	28,750	2/6/04
						926		1,065	2/16/05
						5,950		6,843	2/10/06
						1,352		1,555	2/10/06
						3,680		4,232	2/15/06
						5,258		6,047	2/15/06
						402		462	2/13/07
						7,636		8,781	2/13/07
						39,499	(6)	45,424	2/11/08
						112,834	(7)	129,357	4/14/08

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date
Greg Framke, EVP, Chief Information and Operations Officer	50,000		23.2088		2/28/10
	278		14.4375		5/24/10
	125,000		7.0938		12/21/10
	47,500		5.10		9/24/11
	500		5.10		9/24/11
	4,000		10.325		1/2/12
	75,000		13.89		2/6/14
	24,000		14.435		2/20/14
	17,865	5,954	13.225		2/16/15
	16,817	16,816	23.105		2/10/13
	765	764	23.105		2/10/13
	14,864	14,862	23.77		2/15/13
	7,432	7,431	23.77		2/15/13
	782	2,345	23.325		2/13/14
	7,036	21,106	23.325		2/13/14
	5,081	15,243	23.325		2/13/14
		162,904	5.19	(6)	2/11/15
						25,000	(5)	28,750	2/6/04
						893		1,027	2/16/05
						5,950		6,843	2/10/06
						270		311	2/10/06
						5,258		6,047	2/15/06
						2,628		3,022	2/15/06
						536		616	2/13/07
						7,234		8,319	2/13/07
						36,609	(6)	42,100	2/11/08
						112,834	(7)	129,357	4/14/08

Nick Utton, EVP, Chief Marketing Officer	225,000		11.2550		6/25/14
	63,828	21,276	10.88		5/3/12
	22,978	7,659	10.88		5/3/12
	11,146	11,148	23.77		2/15/13
	8,918	8,917	23.77		2/15/13
	5,472	16,416	23.325		2/13/14
	7,036	21,016	23.325		2/13/14
	4,300	12,898	23.325		2/13/14
		162,904	5.19	(6)	2/11/15
						4,787		5,505	5/3/05
						1,723		1,981	5/3/05
						3,944		4,536	2/15/06
						3,154		3,627	2/15/06
						5,627		6,471	2/13/07
						7,235		8,320	2/13/07
						33,719	(6)	38,777	2/11/08
						112,834	(7)	129,759	4/14/08

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date
Matthew Audette, SVP, Corporate Controller and former Acting CFO	100		23.6563		4/5/10
	5,000		3.80		3/14/13
	1,750		14.435		2/20/14
	75,000		14.35		3/5/14
	2,869	2,823	13.225		2/16/15
	27,188	20,062	13.225		2/16/15
	10,702	10,701	23.105		2/10/13
	1,530	1,528	23.105		2/10/13
	4,717	4,716	27.48		4/21/13
	3,407	3,406	27.48		4/21/13
	1,277	3,830	24.28		2/21/14
	3,305	9,912	24.28		2/21/14
		91,777	5.19	(6)	2/11/15
						13,375		15,381	2/16/05
						3,786		4,354	2/10/06
						540		621	2/10/06
						1,637		1,883	4/21/06
						1,182		1,359	4/21/06
						1,312		1,509	2/21/07
						3,397		3,907	2/21/07
						14,451	(6)	16,617	2/11/08
						63,469	(7)	72,989	4/14/08

R. Jarrett Lilien, former Acting CEO	94,966		23.77		4/22/09
	81,610		23.77		4/22/09
	69,362		23.77		4/22/09
	30,454		23.325		4/22/09
	41,431		23.325		4/22/09

Robert Simmons, former CFO	2,500		4.435		5/6/09
	300,000		10.55		5/6/09
	86,806		10.88		5/6/09
	51,063		10.88		5/6/09
	35,672		23.77		5/6/09
	21,800		23.77		5/6/09
	20,809		23.77		5/6/09
	11,311		23.325		5/6/09
	13,289		23.325		5/6/09

(1)	Unless otherwise noted, all unvested option awards vest equally over a four year period measured from the date of grant. The date of grant is seven years prior to the date of expiration.

(2)	Unless otherwise noted, all unvested restricted stock or restricted stock unit awards vest equally over a four year period measured from the date of grant.

(3)	The unvested portion of these awards to Mr. Layton vest on the following schedule: an additional 12.5% of the total award will vest on each of January 1, 2009, April 1, 2009, July 1, 2009 and October 1, 2009.

(4)	These awards to Mr. Nolop vest on the following schedule: 5/14 vest on December 31, 2009; 6/14 vest on December 31, 2010; and 3/14 vest on December 31, 2011.

(5)	These awards became “cliff” vested on February 6, 2009.

(6)	These awards will become vested on the following schedule: 1/3 shall become vested February 11, 2009; and 2/3 shall become vested on February 11, 2010.

(7)	These awards will become fully vested on June 30, 2009.

OPTION EXERCISES AND STOCK VESTED (1)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Donald Layton, Chairman and Chief Executive Officer	N/A	N/A	1,019,110	(2)	1,171,977

Michael Curcio, EVP, President, E*TRADE Securities	N/A	N/A	11,728	(3)	60,160

Greg Framke, EVP, Chief Information and Operations Officer	N/A	N/A	10,628	(3)	54,518

Nicholas Utton, EVP, Chief Marketing Officer	N/A	N/A	28,098	(3)	115,578

Matthew Audette, SVP, Corp. Controller, former CFO	N/A	N/A	11,833	(3)	59,080

R. Jarrett Lilien, former Acting CEO	N/A	N/A	407,276	(3)	1,587,213

Robert Simmons, former Chief Financial Officer	N/A	N/A	23,759	(3)	113,242

(1)	Aggregate value realized upon exercise or vesting is based on the fair market value of our common stock (using the average of the high and low sale prices) on the date of exercise or vesting, as applicable. With respect to options, the value realized is calculated by subtracting the exercise price from that fair market value.

(2)	Vesting of shares of restricted stock includes (i) 118,934 shares from a grant of restricted stock issued on November 28, 2007 (when the stock had a fair market value of $5.255 per share), which shares vested on November 28, 2008 (when the stock had a fair market value of $1.30); and (ii) 900,176 shares from a grant of restricted stock units issued on March 2, 2008 (when the stock had a fair market value of $4.27 per share), which shares were released on December 31, 2008 (when the stock had a fair market value of $1.15 per share).

(3)

Vesting of shares of restricted stock includes: (i) grants of restricted stock issued on June 25, 2004 (when the stock had a fair market value of $11.255 per share) which vested on June 25, 2008 (when the stock had a fair market value of $3.455 per share); (ii) grants of restricted stock issued on May 3, 2005 (when the stock had a fair market value of $10.88 per share) which vested on May 3, 2008 (when the stock had a fair market value of $4.265 per share) (iii) grants of restricted stock issued on February 16, 2005 (when the stock had a fair market value of $13.225 per share) which vested on February 16, 2008 (when the stock had a fair market value of $5.23 per share); (iv) grants of restricted stock issued on February 10, 2006 (when the stock had a fair market value of $23.105 per share) which vested on February 10, 2008 (when the stock had a fair market value of $5.025 per share); (v) grants of restricted stock issued on February 15, 2006 (when the stock had a fair market value of $23.77 per share) which vested on February 15, 2008 (when the stock had a fair market value of $5.23); and (vi) grants of restricted stock issued on February 13, 2007 (when the stock had a fair market value of $23.325 per share) which vested on February 13, 2008, when the stock had a fair market value of $5.07, in the following share amounts:

Name	June 25, 2008 (Vest #)	May 3, 2008 (Vest #)	February 16, 2008 (Vest #)	February 10, 2008 (Vest #)	February 15, 2008 Vest(#)	April 21, 2008 (Vest #)	February 13, 2008 Vest(#)	February 21, 2008 (Vest #)
Michael Curcio	N/A	N/A	926	3,652	4,470	N/A	2,680	N/A
Greg Framke	N/A	N/A	893	3,111	3,944	N/A	2,680	N/A
Nicholas Utton	13,750	6,510	N/A	N/A	3,550	N/A	4,288	N/A
Matthew Audette	N/A	N/A	6,687	2,165	N/A	1,410	N/A	1,571
R. Jarrett Lilien*	N/A	N/A	N/A	N/A	21,933	N/A	19,422	N/A
Robert Simmons	N/A	10,340	N/A	N/A	6,924	N/A	6,495	N/A

*	For Mr. Lilien, the vesting of restricted stock also includes the accelerated vesting on April 22, 2008 (when the stock had a fair market value of $3.775 per share) of: (i) grants of restricted stock issued on June 3, 2003 (when the stock had a fair market value of $7.66 per share); (ii) grants of restricted stock issued on May 25, 2004 (when the stock had a fair market value of $11.145 per share); and (iii) grants of restricted stock issued on May 3, 2005 (when the stock had a fair market value of $10.88 per share) in the following share amounts:

Name	June 3, 2003 grant vesting on April 22, 2008 (Vest #)	May 25, 2004 grant vesting on April 22, 2008 (Vest #)	May 3, 2005 grant vesting on April 22, 2008 (Vest #)
R. Jarrett Lilien	312,500	22,401	31,020

PENSION BENEFITS

We do not offer any defined benefit, actuarial or other retirement plan to any of our employees, including the Named Executive Officers. Consequently, there is no pension benefit information to provide.

NONQUALIFIED DEFERRED COMPENSATION (1)

Under the deferred compensation plan, all individuals determined to be “highly compensated employees” are permitted to defer all or a portion of their base salary and/or bonus, specifying a date certain (or termination of employment) at which the individual will receive the payment, plus any earnings made on deferred payments. The deferred compensation plan has been designed to not incur any additional tax or interest under Section 409A of the Internal Revenue Code. All amounts are also payable in the event of the death of the participant. None of the current Named Executive Officers participated in the plan for 2008.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

As discussed in the Compensation Discussion and Analysis, above, each of the Named Executive Officers is party to a contract that provides for potential severance and/or change in control benefits. These documents have been filed with the SEC as part of our public filings. The discussion in this section does not restate the terms of the agreements, but rather provides an overview of their terms. The circumstances giving rise to a severance or change in control payment, and the categories and amounts of payments associated with such circumstances, is set forth below. In providing quantitative disclosures, we have described the material assumptions underlying the calculations. As provided under SEC rules, this disclosure is “forward-looking information” and falls within the safe harbors for disclosure of such information.

Potential Post-Employment Payments to the CEO

Our CEO has an employment agreement with a term through December 31, 2009 providing for potential post-employment and change in control benefits. As further described below, the structure of his agreement is unique to the particular circumstances of Mr. Layton as a “turnaround” CEO.

Benefits in the Event of Appointment of a New CEO on or Prior to December 31, 2009

When Mr. Layton was hired as our CEO, the Board and Mr. Layton understood that he was being hired in a “turn-around” situation and that Mr. Layton’s immediate focus would be on the short-term stabilization of our company. The parties agreed that if a new CEO is appointed to succeed Mr. Layton on or before December 31, 2009, 50 percent of the then unvested portion of each equity grant awarded on March 2, 2008 will become immediately vested.

Benefits Associated With Change in Control or Death

In the event of a change in control or the CEO’s death during the term of his contract, the outstanding and unvested equity awards of March 2, 2008 will become vested.

Payments Associated With an Involuntary Termination

The employment agreement with the CEO provides that, in the event his employment is terminated by us without “Cause” (as defined in the employment agreement) or he resigns due to an event of “Good Reason,” other than as a result of the appointment of a new CEO as described above, he will receive a lump sum payment equal to $5 million and accelerated vesting in all equity compensation awards made on March 2, 2008, subject to him signing a release. The term “Good Reason” is substantially similar to the definition described below for other Named Executive Officers.

The following table shows the potential values of the CEO’s arrangements described above, assuming in each case that the event occurred on December 31, 2008.

Event	Cash Payment ($)	Value of Accelerated Equity Awards ($) (1)	Total ($)
Appointment of new CEO	—	517,601	517,601
Death	—	1,035,202	1,035,202
Involuntary Termination	5,000,000	1,035,202	6,035,202
Change In Control	—	1,035,202	1,035,202

(1)	The value of accelerated equity awards (both restricted stock awards and stock options) is the excess of $1.15 per share, the fair market value of our stock on December 31, 2008, over the exercise or purchase price, if any. Therefore, underwater stock options have no value in this table.

Potential Post-Employment Payments to Current Named Executive Officers Other Than the CEO

The current Named Executive Officers are parties to employment or severance agreements that are somewhat different in format, but provide substantially the same potential post-employment benefits under certain specified circumstances. These potential payments are described below. For purposes of each of the tables below, the estimated calculations assume the specified event occurred on December 31, 2008, and the value of any accelerated equity awards is measured as: (i) the difference between the fair market value of our stock on December 31, 2008 ($1.15) and the exercise price multiplied by the number of stock options that were unvested as of December 31, 2008 and would vest upon the specified event; plus (ii) the fair market value of our stock on December 31, 2008 ($1.15) multiplied by the number of restricted stock awards that were unvested as of December 31, 2008 and would vest upon the specified event.

Benefits Associated With Termination of Employment Due to the Executive’s Death

Under the terms of the employment or severance agreements, as well as our standard forms of equity compensation agreement, in the event the employment of a Named Executive Officer is terminated due to the death of the executive, all outstanding and unvested equity awards will become vested. In addition, under the severance agreements for Mr. Framke and Mr. Curcio, we will also pay the estate of the Named Executive Officer a pro-rata share of his or her non-equity incentive plan target amount for the year of the executive’s death.

Thus, presuming that there had been a termination of employment for each Named Executive Officer due to death on December 31, 2008, the estimated benefits to the estates of the Named Executive Officers would be as follows:

Name	Value of Pro-Rata Non-Equity Incentive Payment ($) (1)	Value of Accelerated Equity Awards ($)	Total ($)
Bruce Nolop	N/A	626,947	626,947
Michael Curcio	1,150,000	241,190	1,391,190
Greg Framke	975,000	230,092	1,205,092
Nicholas Utton	N/A	204,061	204,061

(1)	Because this scenario presumes the executive’s death occurred on December 31, 2008, the pro-rata value is 100 percent of the target bonus for 2008.

Payments Associated With an Involuntary Termination In Circumstances Other Than A Change in Control

Under the terms of the employment or severance agreements, a Named Executive Officer is entitled to a severance payment and certain other benefits in the event of (i) an involuntary termination of the executive’s employment without “Cause” (as defined in the employment agreement): or (ii) a voluntary termination of the executive’s employment due to an event of “Good Reason.” The term “Good Reason” is defined in the applicable agreement, but generally includes such events as a material decrease in total cash compensation opportunity; a material, adverse change in the executive’s title, authority, responsibilities or duties; a material breach by the Company of the agreement, which breach is not cured within a specified period; and in certain cases, material relocation.

Subject to the executive signing a release, severance benefits in these circumstances include:

•	A lump sum payment equal to one times base salary and bonus, with the bonus payment at the target level for the year of the termination;

•	A pro-rated share of bonus for the year of the termination if we have met our target performance objectives for the year to date;

•

In the case of Mr. Curcio and Mr. Framke, continued participation in the Company’s group health insurance plan and life insurance policies for a period of up to one year, valued at approximately $2,000 per month; and

•

In the case of Mr. Nolop, accelerated vesting of all of his equity compensation awards granted in September 2008, except that if the termination of employment occurs prior to September 1, 2009, 4/7 of those awards will become vested.

If such an involuntary termination without Cause or resignation for Good Reason had occurred on December 31, 2008, the estimated benefits for each of the Named Executive Officers would be as follows:

Name	Severance Payments			Value of Continued Participation in Benefit Plans ($)	Value of Accelerated Equity Awards ($)	Total ($)
	1 times base pay ($)	1 times Target Payment under 2008 Non-Equity Incentive Plan ($)	Pro-Rated Share of 2008 Non-Equity Incentive Plan Payment ($) (1)
Bruce Nolop	500,000	500,000	166,667	N/A	358,255	1,524,922
Michael Curcio	450,000	1,115,000	700,000	24,000	N/A	2,289,000
Greg Framke	450,000	975,000	600,000	24,000	N/A	2,049,000
Nicholas Utton	500,000	650,000	500,000	N/A	N/A	1,650,000

(1)	Because this scenario presumes the qualifying termination of employment occurred on December 31, 2008, the pro-rata value is 100 percent of the actual 2008 bonus payment.

Payments Associated With an Involuntary Termination In Connection With A Change in Control

Under the terms of the employment or severance agreements, a Named Executive Officer is entitled to enhanced severance payments and certain other benefits if the executive’s employment is terminated without Cause or by the executive for Good Reason, in either case during a period beginning on the earlier of: (i) 60 days prior to the date of consummation of a Change in Control (as defined in the agreements, but which generally requires consummation of a merger or other transaction resulting in a change in the majority of ownership of the Company or sale of substantially all of the Company’s assets; with the exception of Mr. Utton’s agreement, a capital transaction in which a single entity acquires more than fifty percent of the outstanding voting shares does not constitute a Change in Control); (ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); or (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the two year anniversary date of the consummation of the Change in Control.

The severance benefits in the event of a Change in Control termination include:

1)	A lump sum payment equal to two times base salary and bonus, with the bonus payment at the higher of the target level for the year of the termination or the actual bonus paid the prior year;

2)	A pro-rated share of bonus for the year of the termination at the rate of actual performance for the year to date;

3)	Full vesting in all outstanding equity awards upon the termination of employment; and

4)	In the case of Mr. Curcio and Mr. Framke, continued participation in the Company’s group health insurance plan and life insurance policies for a period of up to two years, valued at approximately $2,000 per month.

Thus, presuming that there had been a qualifying termination of employment during the Change in Control period described above on December 31, 2008, each of the Named Executive Officers would be eligible for benefits as follows:

Name	Severance Payments			Value of Accelerated Equity Awards ($)	Value of Continued Participation in Benefit Plans ($)	Total ($)
	2 times base pay ($)	2 times Target 2008 Non-Equity Incentive Plan Payment ($)	Pro-Rated Share of 2008 Non-Equity Incentive Plan Payment ($) (1)
Bruce Nolop	1,000,000	1,000,000	166,667	626,947	N/A	2,793,614
Michael Curcio	900,000	2,230,000	700,000	241,190	48,000	4,119,190
Greg Framke	900,000	1,950,000	600,000	230,092	48,000	3,728,092
Nicholas Utton	1,000,000	1,300,000	500,000	204,061	N/A	3,004,061

(1)	As discussed above, the value of the non-equity incentive plan payment is equal to the pro-rata value of the executive’s 2008 non-equity incentive plan payment. Because this scenario presumes the qualifying termination of employment occurred on December 31, 2008, the pro-rata value is 100 percent of the actual 2008 bonus payment.

Separation Payments for Former NEO’s

The former Named Executive Officers included in the Summary Compensation Table were parties to a form of employment agreement providing terms substantially similar to those described for the current Named Executive Officers, above (except that Mr. Lilien’s cash severance was two times salary and bonus). These individuals were paid severance in 2008 substantially consistent with the employment agreements in place. Mr. Lilien received credit for two additional months of service for purposes of the vesting of his equity awards, as discussed in the Compensation Discussion and Analysis and footnote 3 of the Options Exercised and Stock Vested table, above. For Mr. Simmons, we also entered into a Separation Agreement in April 2008 that provided for the payment of severance (as disclosed in the Summary Compensation Table, below), but did not provide for any acceleration of vesting in any equity compensation awards. The Separation Agreement with Mr. Simmons did provide for Mr. Simmons to provide certain consulting services to the Company as the Company conducted a search for a new Chief Financial Officer. That consulting arrangement was extended in July 2008, and Mr. Simmons was paid certain additional amounts in exchange for his consulting services. All amounts are disclosed in the Summary Compensation Table, above.

Non-Compete and Non-Solicitation Arrangements

The employment and severance agreements do not have any non-compete provisions. Regardless of the circumstances of the termination of the executive’s employment, the employment or severance agreements of Mr. Curcio, Mr. Framke and Mr. Utton provide that for a period of one year after the date of the termination of employment, the executive shall not, either directly or indirectly, solicit the services, or attempt to solicit the services, of any employee of the Company to any other person or entity.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Exchange Act of 1933, as amended, or the Exchange Act.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy with management. Based on the above-mentioned review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis set forth in this proxy be included in this proxy statement.

Submitted by Compensation Committee of the Board of Directors.

Ronald D. Fisher, Chair

Robert A. Druskin

George A. Hayter

Michael K. Parks

Lewis E. Randall

Compensation Committee Interlocks and Insider Participation

As discussed above, at various times during 2008, Ronald Fisher, Cathleen Raffaeli, Daryl Brewster, Robert Druskin, George Hayter, Michael Parks, Lewis Randall and Stephen Willard served on the Compensation Committee. None of these individuals was at any time during 2008, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Policies and Procedures for Approval of Related Person Transactions

In April 2007, the Board formally adopted a Policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The policy is available, without charge, from our Corporate Secretary and made available on our website at www.etrade.com.

Certain Relationships and Related Transactions

In the normal course of business, E*TRADE Clearing LLC (“E*TRADE Clearing”), a subsidiary of the Company, extends credit to the Company’s principal officers and employees to finance their purchases of securities on margin. The Company formerly had a policy that allowed its directors to hold margin accounts, but changed that policy to eliminate such accounts. There were no margin loans at December 31, 2007 or December 31, 2008, except for de minimis aggregate balances of $390 at December 31, 2007 and $111 at December 31, 2008. These margin loans are made on the same terms and conditions as E*TRADE Clearing’s loans to other non-affiliated customers and did not involve more than the normal risk of collectability or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the “SEC”). Officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2008, due to administrative errors, a Form 3 reporting the initial holdings of director Robert Druskin was filed approximately 11 days late. Thus far in 2009, also due to an administrative error, Forms 4 reporting the withholding of shares to pay taxes due upon vesting of grants of restricted shares for Michael Curcio and Greg Framke were filed approximately seven days late.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals intended to be included in the Company’s Proxy Statement for next year’s Annual Meeting of Shareholders no later than December 28, 2009. The proposal must be mailed to the Company’s principal executive offices, 135 E. 57th St., New York, New York, 10022, Attention: Corporate Secretary. Such proposals may be included in next year’s Proxy Statement if they comply with certain rules and regulations promulgated by the SEC. Under the terms of the Company’s Bylaws, shareholders who intend to present an item of business at next year’s Annual Meeting of Shareholders other than those they wish to include in the Company’s proxy materials must provide notice of such business to the Corporate Secretary no earlier than November 27, 2009 and no later than December 28, 2009, as set forth more fully in the Bylaws.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

In accordance with its written charter as adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2008, the Audit Committee met 16 times, and the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release. The Audit Committee is entirely made up of independent directors as defined in the rules of NASDAQ. These independent directors meet in executive session with the Company’s independent and internal auditors without management on at least a quarterly basis.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2008, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of the independent auditors, and the Board concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Michael K. Parks (Chair)

Lewis E. Randall

Joseph L. Sclafani

Donna L. Weaver

Stephen H. Willard

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 28, 2009.

The proxy statement and the annual report to security holders are available at etrade.com.

FORM 10-K

On February 26, 2009, the Company filed an Annual Report on Form 10-K for the year ended December 31, 2008 with the Securities and Exchange Commission. Shareholders may obtain a copy of the Annual Report, as well as copies of this Proxy Statement and proxy card, without charge on the Company’s website, by writing to the Corporate Secretary, at the Company’s principal offices located at 135 E. 57th St., New York, New York, 10022, or ir@etrade.com, or by calling us at (646) 521-4406.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting of Shareholders other than those set forth herein and in the Notice accompanying this Proxy Statement.

COMMON STOCK

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 28, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Donald H. Layton, Bruce P. Nolop and Russell S. Elmer, and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of E*TRADE Financial Corporation, held of record by the undersigned on April 3, 2009 at the Annual Meeting of Shareholders of E*TRADE Financial Corporation to be held May 28, 2009, or at any postponement or adjournment thereof.

1. Election of Directors.

1) Michael K. Parks	2) Lewis E. Randall	3) Joseph L. Sclafani	4) Stephen H. Willard

/ / FOR	/ / WITHHOLD ALL	/ / FOR ALL EXCEPT

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

2. To amend the Company’s 2005 Equity Incentive Plan to increase shares reserved by 30 million shares and re-approve performance criteria.

/ / FOR	/ / AGAINST	/ / ABSTAIN

3. To ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for fiscal year 2009.

/ / FOR	/ / AGAINST	/ / ABSTAIN

4. Stockholder proposal on executive bonus program.

/ / FOR	/ / AGAINST	/ / ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1, 2 AND 3 AND A VOTE AGAINST PROPOSAL NO. 4. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NOS. 2 AND 3 AND AGAINST PROPOSAL NO. 4.

PLEASE SIGN EXACTLY AS YOUR NAME(S) IS (ARE) SHOWN ON THE SHARE CERTIFICATE TO WHICH THE PROXY APPLIES. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Dated:	, 2009

(Signature)

(Additional signature if held jointly)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.